                                                          CONFORMED AS AMENDED



                              AMENDED AND RESTATED

                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                                GLOBALSTAR, L.P.




                              =====================

                                   Dated as of

                                January 26, 1999

                              =====================

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                        ARTICLE I. ORGANIZATIONAL MATTERS

SECTION 1.1.      Continuation...............................................2
SECTION 1.2.      Name.......................................................2
SECTION 1.3.      Registered Office; Principal Office........................3
SECTION 1.4.      Power of Attorney..........................................3
SECTION 1.5.      Term.......................................................5
SECTION 1.6.      Title to Partnership Property..............................5
SECTION 1.7.      Effectiveness of Partnership Agreement.....................5

                             ARTICLE II. DEFINITIONS

SECTION 2.1.      Definitions................................................5

                              ARTICLE III. PURPOSE

SECTION 3.1.      Purpose...................................................25

                        ARTICLE IV. CAPITAL CONTRIBUTIONS

SECTION 4.1.      General Partners..........................................26
SECTION 4.2.      Limited Partners..........................................27
SECTION 4.3.      Additional Contribution...................................27
SECTION 4.4.      Additional Limited Partners...............................27
SECTION 4.5.      Capital Accounts..........................................27
SECTION 4.6.      Interest..................................................29
SECTION 4.7.      No Withdrawal.............................................29
SECTION 4.8.      Loans.....................................................29
SECTION 4.9.      Preemptive Rights.........................................29
SECTION 4.10.     Sale of Partnership Interests and Partnership
                  Securities................................................31
SECTION 4.11.     Business Plans............................................32
SECTION 4.12.  Limitation on a Limited Partner's Ownership..................34

    ARTICLE V. ALLOCATIONS, DISTRIBUTIONS AND SERVICE PROVIDER AGREEMENTS

SECTION 5.1.      Allocations Generally.....................................34
SECTION 5.2.      Regulatory Allocations....................................36
SECTION 5.3.      Other Allocations When Book Value Differs from Tax
                  Basis.....................................................39
SECTION 5.4.      Special Allocation of Foreign Taxes.......................39
SECTION 5.5.      Distributions.............................................40

SECTION 5.6.      Service Provider Agreements...............................43
SECTION 5.7.      Terms of PPIs.............................................43
SECTION 5.8.      Guaranteed Payments.......................................43
SECTION 5.9.      Allocations Relating to Issue of Partnership
                  Interests.................................................44

               ARTICLE VI. MANAGEMENT AND OPERATION OF BUSINESS

SECTION 6.1.      Management................................................44
SECTION 6.2.      Limitations on Authority of Committee and the
                  General Partners..........................................49
SECTION 6.3.      Change of Control and Reduction in Interest...............53
SECTION 6.4.      Certificate of Limited Partnership........................54
SECTION 6.5.      Reliance by Third Parties.................................55
SECTION 6.6.      Compensation, Expenses and Reimbursement of
                  General Partners..........................................56
SECTION 6.7.      Outside Activities........................................57
SECTION 6.8.      Partnership Funds.........................................58
SECTION 6.9.      Loans from the General Partners...........................58
SECTION 6.10.     Indemnification of Partners...............................59
SECTION 6.11.     Liability of General Partners.............................61
SECTION 6.12.     Other Matters Concerning the General Partners.............62
SECTION 6.13.     Conversion to Corporate Form..............................63
SECTION 6.14.     FCC Compliance............................................64

         ARTICLE VII. RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS

SECTION 7.1.      Limitation of Liability...................................64
SECTION 7.2.      Management of Business....................................64

             ARTICLE VIII. BOOKS, RECORDS, ACCOUNTING AND REPORTS

SECTION 8.1.      Records and Accounting....................................65
SECTION 8.2.      Fiscal Year...............................................65
SECTION 8.3.      Reports and Annual Meeting................................65
SECTION 8.4.      Disclosure to Limited Partners............................66
SECTION 8.5.      Determination of Book Value of Partnership Assets.........67

                             ARTICLE IX. TAX MATTERS

SECTION 9.1.      Preparation of Tax Returns................................69
SECTION 9.2.      Tax Elections.............................................69
SECTION 9.3.      Tax Controversies.........................................69
SECTION 9.4.      Taxation as a Partnership.................................70


                                      (ii)
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                        ARTICLE X. TRANSFER OF INTERESTS

SECTION 10.1.     Transfer..................................................70
SECTION 10.2.     Transfer of Interests of General Partners.................71
SECTION 10.3.     Transfer of Interests of Limited Partners.................73
SECTION 10.4.     Certain Transfers.........................................76

                 ARTICLE XI. ADMISSION OF SUBSTITUTE PARTNERS

SECTION 11.1.     Admission of Successor Limited Partner....................77
SECTION 11.2.     Admission of Successor General Partner....................78
SECTION 11.3.     Amendment of Agreement and of Certificate of
                  Limited Partnership.......................................78

                       ARTICLE XII. WITHDRAWAL OR REMOVAL

SECTION 12.1.     Withdrawal or Removal of the General Partners.............79
SECTION 12.2.     Right of the Managing General Partner to Become a
                  Limited Partner...........................................81
SECTION 12.3.     Withdrawal of Limited Partner.............................81

                  ARTICLE XIII. DISSOLUTION AND LIQUIDATION

SECTION 13.1.     Dissolution...............................................81
SECTION 13.2.     Continuation of the Business of the Partnership
                  after Dissolution.........................................82
SECTION 13.3.     Winding Up and Liquidation................................83
SECTION 13.4.     Cancellation of Certificate of Limited Partnership........85
SECTION 13.5.     Return of Capital.........................................86
SECTION 13.6.     Waiver of Partition.......................................86
SECTION 13.7.     Deficit Upon Liquidation..................................86

    ARTICLE XIV. AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

SECTION 14.1.     Amendments to be Adopted Without Consent of the
                  Partners..................................................86
SECTION 14.2.     Amendment Procedures......................................87

                         ARTICLE XV. GENERAL PROVISIONS

SECTION 15.1.     Addresses and Notices.....................................87
SECTION 15.2.     Titles and Captions.......................................88
SECTION 15.3.     Pronouns and Plurals......................................88
SECTION 15.4.     Further Action............................................88
SECTION 15.5.     Binding Effect............................................89
SECTION 15.6.     Integration...............................................89


                                     (iii)
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SECTION 15.7.     Creditors.................................................89
SECTION 15.8.     Waiver....................................................89
SECTION 15.9.     Counterparts..............................................89
SECTION 15.10.    Dispute Resolution........................................89
SECTION 15.11.    Applicable Law............................................91
SECTION 15.12.    Confidentiality...........................................91
SECTION 15.13.    Invalidity of Provisions..................................94

SCHEDULE A --     Schedule of Partners
SCHEDULE B --     Related Party Transactions
SCHEDULE C --     Provisions Relating to Preferred Partnership Interests


                                      (iv)
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                              AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                                GLOBALSTAR, L.P.


            This AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP is entered into and shall be effective as of the 26th day of January, 1999, by and among Loral/QUALCOMM Satellite Services, L.P., a Delaware limited partnership ("LQSS" or the "Managing General Partner"), Globalstar Telecommunications Limited, a company organized under the laws of Bermuda ("GTL", together with LQSS, the "General Partners"), and all of the limited partners set forth on the signature page hereto (collectively referred to herein as the "Limited Partners"), pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"), on the following terms and conditions:

            WHEREAS, LQSS formed Globalstar, L.P. (the "Partnership"), a Delaware limited partnership, pursuant to that certain Certificate of Limited Partnership of Globalstar, L.P., filed November 19, 1993, with the Secretary of State of the State of Delaware;

            WHEREAS, the Limited Partners (other than Finmeccanica S.p.A. and TeleSat Limited) or their predecessors were admitted into the Partnership on March 23, 1994, pursuant to that certain Amended and Restated Agreement of Limited Partnership of Globalstar, L.P., dated as of March 23, 1994, by and among LQSS and the Limited Partners (the "Original Partnership Agreement");

            WHEREAS, GTL had filed a registration statement on Form S-1, No. 33-86808, pursuant to which it made offerings (the "GTL Initial Offerings") of shares of its common stock;

            WHEREAS, in contemplation of the GTL Initial Offerings, the Partnership had pursuant to Section 4.10 of the Original Partnership Agreement, effected a recapitalization in November 1994 to provide for a 6-for-1 split of its Partnership Interests (as defined below);

            WHEREAS, Finmeccanica S.p.A. ("Finmeccanica") was admitted into the Partnership as a Limited Partner and GTL was admitted into the Partnership as a General Partner on December 31, 1994 and the Original Partnership Agreement was amended and restated on December 31, 1994 (the "Amended and Restated Partnership Agreement") to provide for such admission, the contribution of the proceeds from the GTL Initial Offerings to the

Partnership and the creation of a committee (the "Committee") comprised of representatives of LQSS and GTL to manage the Partnership;

            WHEREAS, GTL made an offering (the "CPEO Offering") of 6 1/2% Convertible Preferred Equivalent Obligations due 2006 (the "CPEOs") on March 6, 1996 and in connection therewith the Amended and Restated Partnership
Agreement was amended;

            WHEREAS, TeleSat Limited was admitted as a partner on April 8, 1998 and in connection therewith the Amended and Restated Partnership Agreement was further amended;

            WHEREAS, on January 26, 1999, GTL made an offering (the "Preferred Stock Offering") of 8% convertible redeemable preferred Stock due 2011 and in connection therewith the Amended and Restated Partnership Agreement was further amended; and

            NOW, THEREFORE, the Partners, in consideration of the premises and their mutual agreements as hereinafter set forth, do hereby agree to amend and restate the Amended and Restated Partnership Agreement as follows:


                                   ARTICLE I.
                             ORGANIZATIONAL MATTERS

            SECTION 1.1. Continuation. Subject to the provisions of this Agreement, the Partnership hereby continues as a limited partnership pursuant to the provisions of the Delaware Act. The rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by this Agreement and the Delaware Act.

            SECTION 1.2. Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, "Globalstar, L.P." The Partnership's business may be conducted under any other name or names deemed advisable by the Committee, including the name of a General Partner or any Affiliate (as defined below) of a General Partner. The Committee, upon the Consent of the Partners (as defined below), may change the name of the Partnership at any time and from time to time. Notice will be given to the Limited Partners within ten (10) days after any change in the name of the Partnership.

            SECTION 1.3. Registered Office; Principal Office. The registered office of the Partnership in the State of Delaware shall be located at c/o Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for

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service of process on the Partnership at such registered office shall be
Corporation Trust Company. The principal office of the Partnership shall be 3200 Zanker Road, San Jose, CA 95164, or such other place as the Partnership may from time to time designate to the Partners. Notice will be given to the Limited Partners within ten (10) days after any change in the principal office of the Partnership. The Partnership may maintain offices at such other place as it deems advisable unless such offices create undue adverse tax consequences for the Partners.

            SECTION 1.4. Power of Attorney. (a) Each Limited Partner hereby irrevocably appoints and empowers each General Partner and each of the General Partner's authorized officers and attorneys-in-fact with full power of substitution as its true and lawful agent and attorney-in-fact (the "Attorney"), with full power and authority in its name, place and stead, for so long as such Attorney is a General Partner or an authorized officer or attorney-in-fact of a General Partner, to:

            (i) make, execute, acknowledge, publish and file in the appropriate public offices (A) any duly approved amendments to this Agreement or to the Certificate of Limited Partnership pursuant to the Delaware Act and to the laws of any state in which such documents are required to be filed;
      (B) any certificates, instruments or documents as may be required by, or may be appropriate under, the laws of any state or other jurisdiction in which the Partnership is doing or intends to do business; (C) any other instrument which may be required to be filed by the Partnership under the laws of any state or other jurisdiction or by any governmental agency, or which the Committee deems advisable to file; (D) any documents which may be required to effect the continuation of the Partnership, the admission, withdrawal or substitution of any Partner pursuant to Article XI or
      Article XII hereof, the dissolution and termination of the Partnership pursuant to the terms of this Agreement, or the surrender of any rights or the assumption of any additional responsibilities by the General Partners or the Committee; and (E) any document which may be required to effect an amendment to this Agreement to correct any mistake, omission or inconsistency, or to cure any ambiguity herein, to the extent such amendment is permitted by Section 14.1 hereof; and

            (ii) sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, to make, evidence, give, confirm or ratify any vote, consent,


                                      -3-
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      approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement and/or appropriate or necessary to effectuate the terms or intent of this Agreement; provided, however, that when the consent or approval of the Partners is required under the terms of this Agreement, an Attorney may exercise the power of attorney made in this subsection (ii) only after the necessary consent or approval has been received.

            (b) To the maximum extent permitted by applicable law, the foregoing grant of authority (i) is a special power of attorney, coupled with an interest, and it shall survive the death, incompetency, disability, liquidation, dissolution, bankruptcy or termination of any Partner and shall extend to such Partner's heirs, successors, assigns and personal representatives; (ii) may be exercised by an Attorney for each and every Limited Partner acting as attorney-in-fact for each and every Limited Partner; and (iii) shall survive the assignment by any Limited Partner of all or any portion of its Partnership Interest and shall be fully binding upon such assignee but not on the assignor. Each Limited Partner hereby agrees to be bound by any representations made by an Attorney acting in good faith pursuant to such power of attorney in furtherance of the Partnership's business. Each Limited Partner shall execute and deliver to either General Partner, within fifteen (15) days after receipt of a request therefor, such further designations, powers of attorney and other instruments as the Committee deems necessary to effectuate this Agreement and the purposes of the Partnership.

            SECTION 1.5. Term. The Partnership commenced upon the completion of filing for record of the Certificate of Limited Partnership for the Partnership in accordance with the Delaware Act and shall continue in existence until the earlier termination of the Partnership in accordance with the provisions of
Article XIII hereof.

            SECTION 1.6. Title to Partnership Property. All property owned by the Partnership, whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property. The Partnership shall hold all of its assets in its own name; provided, however, that it may hold marketable securities in street name.

            SECTION 1.7. Effectiveness of Partnership Agreement. This Agreement shall become effective as of the date hereof.

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                                   ARTICLE II.
                                   DEFINITIONS

            SECTION 2.1. Definitions. Any capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in this Article
II. For purposes of this Agreement, the following terms shall have the following meanings:

            "Accounting Period" means a period beginning on the first day after the end of the prior Accounting Period and ending on the earlier of (i) the end of the Partnership's fiscal year, (ii) the end of the Partnership's tax year,
(iii) the day prior to the day on which there is a material adjustment to the Book Values of the Partnership's assets under Section 8.5(c), or (iv) such other date as determined by the Committee.

            "Additional Closing" means any closing, following the Initial Closing, at which Additional Partnership Interests are issued.

            "Additional Limited Partner" shall mean the Limited Partners admitted to the Partnership pursuant to Section 4.4.

            "Additional Partnership Interests" means any Partnership Interests issued by the Partnership after the GTL Effective Date.
            "Adjusted Capital Account" means, for any Partner, its Capital Account balance (after deducting the amount of expected distributions of Distributable Cash Flow and Distributable Capital Proceeds on hand on the date as of which the computation is made) plus (a) its share of Partnership Minimum Gain, (b) its share of Partner Minimum Gain and (c) the amount, if any, by which a deficit Capital Account balance exceeds the sum of (a) and (b) and which, due to an unpaid Capital Commitment, a Partner is obligated to restore (or is treated as obligated to restore under Treasury Regulation Section 1.704-1(b)(2)(ii)(c)).

            "Adjusted Income" means the excess, if any, of the sum of (a) Operating Income plus (b) Capital Transaction Gain plus (c) the deductions for depreciation and amortization taken into account in computing Operating Loss over the sum of (d) Operating Loss and (e) Capital Transaction Loss. All the elements of Adjusted Income are reduced by the amounts thereof allocated under Sections 5.2, 5.4 and Section 8.5(c).

            "Affiliate" means any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, provided that (i) in the case of Hyundai/DACOM, such term shall refer to any of Hyundai Electronics Industries Co., Ltd. ("Hyundai"), DACOM Corporation ("Dacom") or an Affiliate of Hyundai or Dacom,
(ii) in the case of TE.SA.M. ("TESAM"), such term shall refer to any of Alcatel, NV, Alcatel France, France Telecom or any Persons controlled, directly or indirectly, by any of them, (iii) in the case of Finmeccanica, the term "Affiliate" shall only include any other Person controlled by Finmeccanica, (iv) in the case of Loral SpaceCom or LQSS, GTL shall not be deemed to be an Affiliate of Loral SpaceCom or LQSS with respect to any matter brought before the Partners for a vote in accordance with the terms of this Agreement when the vote of GTL with respect to the transaction in question is determined by directors who are not employed by, or otherwise affiliated with Loral SpaceCom and (v) in the case of TeleSat, the term "Affiliate" shall include only ChinaSat, CTHKG and any Persons controlled by ChinaSat or CTHKG. Upon a GTL Change of Control or Reduction in Interest as described in Section 6.3, the exception with respect to GTL set forth in the preceding sentence shall not apply in determining whether GTL is an Affiliate of Loral SpaceCom or LQSS. As used in this definition of "Affiliate," the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The terms "controlled" and "common control" shall have correlative meanings.

            "Affiliate Successor" has the meaning specified in Section 10.2 hereto.

            "Agreement" means this Amended and Restated Agreement of Limited Partnership, as it may be amended or supplemented from time to time.

            "Annual Budget" has the meaning specified in Section 4.11 hereto.

            "Authorized Partnership Interests" means the sum of (i) 55,448,837 Partnership Interests, (ii) 4,769,231 Partnership Interests, (iii) the number of Ordinary Partnership Interests issuable upon exercise of the warrants issuable to certain Partners or Affiliates thereof and to GTL in connection with the guarantee of the Partnership's obligations under the Globalstar Credit Agreement, (iv) the number of Preferred Partnership Interests issuable to GTL in connection with GTL's offering of 8% convertible redeemable preferred stock of GTL due 2011, including as a result of the exercise by the purchasers thereof of the option to purchase additional shares thereof under the purchase

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agreement relating thereto and (v) the number of Ordinary Partnership Interests issuable upon conversion of the PPIs or in satisfaction of any distribution, make-whole or redemption payment thereon; provided that any greater number of Authorized Partnership Interests may be authorized from time to time with the Consent of the Partners.

            "Average Market Value" means the arithmetic average of the Current Market Value of the GTL Common Stock for the ten trading days ending on the fifth business day prior to (i) in the case of a payment of a Scheduled Distribution, the record date for the corresponding dividend payment on the Preferred Stock and (ii) in the case of any other payment, the date of such payment.

            "Baseline Business Plan" means (i) as to the first generation satellite constellation, the Original Business Plan, insofar as it pertains to that generation, (ii) as to the second generation satellite constellation, the Original Business Plan, but only if the actual total revenues and net income of the Partnership for the 12-month period prior to the month in which a proposed Baseline Business Plan would otherwise be required to be submitted to the Partners pursuant to Section 4.11(b) equal or exceed the projected amounts thereof for such period set forth in the Original Business Plan or, if such 12-month period is not set forth separately therein, the projected amount for such 12-month period implicit in the annual projected amounts set forth therein,
(iii) as to the second generation satellite constellation if clause (ii) does not apply, and for all subsequent generations of satellite constellations, a new Baseline Business Plan adopted in accordance with Section 4.11(b) for such generation and all previous generations still in operation, or (iv) as to any generation satellite constellation, a business plan adopted in accordance with
Section 4.11(b) expressly intended as a superseding replacement for any of the foregoing.

            "Book Value" has the meaning determined under Section 8.5.

            "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States shall not be regarded as a Business Day.

            "Business Plan" means a business plan prepared in accordance with
Section 4.11, with only such amendments and modifications thereto adopted from time to time by the Committee as are not inconsistent with the provisions of Sections 4.11, 5.5(c) and 6.2.

            "CSO" means Council of Service Operators as defined in the Service Provider Agreements.

            "CTHKG" means China Telecom (Hong Kong) Group Limited.

            "Capital Account" means each capital account maintained pursuant to
Section 4.5 hereof.

            "Capital Commitment" means the aggregate Capital Contribution which a Partner has made and is committed to make pursuant to a Subscription Agreement for the acquisition of Partnership Interests from the Partnership.

            "Capital Contribution" means any cash or property which a Partner contributes to the Partnership pursuant to Sections 4.1, 4.2, 4.4 or 4.10.

            "Capital Transaction" means a sale or disposition of all, or a substantial part, of the Partnership's property in one transaction or in a series of transactions pursuant to the same plan. The term includes a borrowing effected by the Partnership to obtain proceeds for distribution to Partners and a transfer of Partnership assets to a corporation pursuant to Section 6.13, but does not include the rights granted to a Service Provider under a Service Provider Agreement or other dispositions in the ordinary course of a continuing business.

            "Capital Transaction Gain" means the gross income and gain realized by the Partnership for federal income tax purposes on a Capital Transaction, plus (a) income and gain of the Partnership exempt from tax, described in Code
Section 705(a)(1)(B) and realized by the Partnership on a Capital Transaction,
(b) on a distribution of a substantial part of the Partnership's property (other than cash and cash equivalents) to Partners, the excess, if any, of the fair market value of the distributed property over its Book Value and (c) the amount of any increase in the Book Value of Partnership property pursuant to Section 8.5(c). The term does not include COD Income or Operating Income. In Computing Capital Transaction Gain, items of income and gain relating to Partnership assets shall be computed based upon the Book Values of the Partnership's assets rather than upon the assets' adjusted basis for federal income tax purposes.

            "Capital Transaction Loss" means the deductions and loss realized by the Partnership for federal income tax purposes on a Capital Transaction, plus
(a) deduction and loss of the Partnership described in Code Section 705(a)(2)(B) and realized by the Partnership on a Capital Transaction, (b) on a distribution of a substantial part of the Partnership's property (other than cash and cash equivalents) to Partners, the excess, if any, of the Book Value of the distributed property over its fair market value and (c) the amount of any decrease in the Book Value of Partnership property pursuant to Section 8.5(c). The term does not include Operating Loss. In Computing Capital Transaction Loss, items of deduction and loss relating to Partnership assets shall be computed based upon the Book Values of the Partnership's assets rather than upon the assets' adjusted basis for federal income tax purposes.

            "Certificate of Limited Partnership" means the Certificate of Limited Partnership of Globalstar, L.P. filed with the Secretary of State of the State of Delaware on November 19, 1993, as amended on December 31, 1994 pursuant to the Delaware Act, as it may be further amended from time to time.

            "ChinaSat" means China Telecommunications Broadcast Satellite Corporation, an independent legal entity organized under the laws of the People's Republic of China.

            "ChinaSat Option" means the option granted to CTHKG by the Partnership in consideration for ChinaSat entering into the ChinaSat Service Provider Agreement to purchase, subject to the satisfaction of certain conditions, an additional 937,500 Ordinary Partnership Interests at an aggregate purchase price of $18.75 million.

            "ChinaSat Service Provider Agreement" means the Founding Service Provider Agreement, dated as of September 17, 1996, by and between ChinaSat and the Partnership.

            "COD Income" means income realized by the Partnership on the cancellation of recourse indebtedness under federal income tax principles whether or not the income is excluded from taxable income under Section 108 of the Code or under common law principles of federal income taxation. For this purpose, indebtedness is recourse if it is treated as recourse for purposes of the Treasury Regulations under Code Section 704(b).

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Committee" has the meaning specified in the recitals.

            "Communications Act" means the Communications Act of 1934, as amended.

            "Confidential Information" has the meaning specified in Section
15.12.

            "Consent of Disinterested Partners" means the votes at a Representatives Meeting held in accordance with Section 6.2(g) representing a majority of the Partnership Interests present and qualified to vote at a meeting or represented by a qualifying proxy or written consent. Partnership Interests held on behalf of any Delinquent Partner or any Partner or Partners having a direct or indirect financial interest in the transaction in question shall not be qualified to vote. For these purposes, it is to be specifically noted that without limiting the foregoing, that (i) the Partnership Interests held by LQSS will be deemed to be owned and voted by the Upper Tier Partner having the right to direct the vote thereof pursuant to the LQSS Partnership Agreement, (ii) in respect of contracts to supply goods or services to the Partnership (including employment agreements) or other such related matters, Loral SpaceCom and its Affiliates, SS/L and the strategic equity investors in SS/L (as hereinafter described in Section 6.2(a)) and their respective Affiliates shall be deemed to have a direct or indirect financial interest in any transaction to which any of them is a party, and (iii) Loral SpaceCom and its Affiliates, SS/L and Qualcomm Incorporated ("Qualcomm") and their respective Affiliates shall be deemed to have a direct or indirect financial interest in any transaction or event to which any of Loral SpaceCom, SS/L or Qualcomm is a party.

            "Consent of the Partners" means, as to any action or proposed action by the Partnership, approval of such action by a majority of votes cast at a Representatives Meeting held in accordance with Section 6.2(g), unless 9,000,000 (adjusted to reflect any recapitalizations of the Partnership in the nature of a subdivision or combination of Partnership Interests into a greater or lesser number thereof but not adjusted to reflect dilution caused simply by the issuance of additional Partnership Interests) or more qualifying votes are cast against such action, in which event the Consent of the Partners will be deemed denied, provided that neither any single Limited Partner, any limited partner in any Upper Tier Partnership nor GTL shall be entitled to cast more than 6,000,000 qualifying votes against any such action, regardless of the number of Partnership Interests it holds, and provided further that no more than 3,000,000 qualifying votes shall be cast by GTL in respect of partnership interests acquired using the proceeds of the GTL Offerings or pursuant to the exercise of Exchange Rights. Solely for purposes of determining the number of qualifying votes a Partner who has exercised its Exchange Right in whole or in part, may cast against an action as set forth above, a Partner shall be deemed to continue to own the number of Partnership Interests equal to the amount of GTL Common Stock acquired by such Partner pursuant to its Exchange Right and which have not theretofore been disposed of.

            "Consumer Price Index" has the meaning of "Index" specified in
Article 5.4 of the Service Provider Agreements.

            "Conversion Ratio" has the meaning ascribed to such term in Section
3.1 of Schedule C to this Agreement.

            "Current Market Value" means the average of the high and low sales prices of the GTL Common Stock as reported on the Nasdaq National Market or any national securities exchange upon which the GTL Common Stock is then listed for the Trading Day in question.

            "Debt Securities" means notes, bonds, debentures, loans, capitalized lease obligations and any other debt obligation issued by the Partnership.

            "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any successor to such Act.

            "Delinquent Partner" means a Partner who has failed to pay any installment of its Remaining Contribution when due, and such delinquency has not been cured.

            "Descriptive Memorandum" has the meaning specified in Section 3.1.

            "Distributable Capital Proceeds" means the amount received by the Partnership on a Capital Transaction (including amounts realized on an installment obligation received in a Capital Transaction) minus the costs of that transaction and the amount of any proceeds applied by the Partnership, in its reasonable discretion, towards Partnership expenditures or reserves for Partnership purposes other than distributions to Partners.

            "Distributable Cash Flow" means the amount by which the sum of (i) the Partnership's receipts (from all sources including borrowings and Capital Contributions, but excluding Distributable Capital Proceeds) and (ii) the amounts released from reserves by the Partnership exceeds the sum of (iii) the Partnership's cash expenditures (including debt service on Partnership borrowings) and (iv) any increase in reserves that the Partnership, in accordance with Section 5.5, determined to be necessary or appropriate for accrued or anticipated Partnership liabilities or expenditures.

            "Distribution Arrearages" means the amount of Scheduled Distributions that the Partnership has elected to defer that remain unpaid.

            "Distribution Make-Whole Payment" means the payment due to GTL with respect to the PPIs called for redemption pursuant to a Provisional Redemption, which payment shall be equal to the sum of (i) the present value of the aggregate amount of Scheduled Distributions thereafter payable on such PPIs during the Distribution Make-Whole Period, which shall be calculated using the bond equivalent yield on U.S. Treasury notes or bills having a remaining term nearest in length to that of the Distribution Make-Whole Period as of the Notice Date plus (ii) the amount of any accrued and unpaid Scheduled Distributions (including an amount equal to a prorated Scheduled Distribution for any period following the immediately preceding Scheduled Distribution Payment Date) and Preferred Stock Liquidated Damages, if any, to the Provisional Redemption Date.

            "Distribution Make-Whole Period" means the period of time from the Provisional Redemption Date through February 15, 2002.

            "Effective Date" means December 31, 1994.

            "Equity Rights" has the meaning specified in Section 6.13(a).

            "Exchange and Registration Rights Agreement" means the Exchange and Registration Rights Agreement among Globalstar, GTL, LQSS and the Limited Partner signatories thereto.

            "Exchange Right" means the right of LQSS and the Limited Partners signatories thereto to exchange Partnership Interests for shares of GTL Common Stock pursuant to the Exchange and Registration Rights Agreement.

            "FCC" means the U.S. Federal Communications Commission.

            "FCC Applications" means the applications relating to the Globalstar System dated June 3, 1991, bearing the file numbers 19 DSS P91C48 and CSS 91 014.

            "Fiscal Year" has the meaning specified in Section 8.2.

            "Foreign Taxing Jurisdiction" means a jurisdiction outside the United States that imposes a tax upon the Partnership or a subsidiary of the Partnership.

            "GAAP" has the meaning specified in Section 5.5(c).

            "GTL" has the meaning specified in the recitals.

            "GTL Change of Control" has the meaning specified in Section 6.3.

            "GTL Common Stock" means the common stock, par value $1.00 per share, of GTL.

            "GTL Conversion Price" shall mean the conversion price of the Preferred Stock, adjusted upon the occurrence of certain dilutive events as set forth in the Preferred Stock Schedule.

            "GTL Dividend Payment Notice" means a public announcement by GTL as to whether or not a dividend will be paid and, if a dividend is to be paid, whether GTL is paying the dividend in (A) cash, (B) GTL Common Stock or (C) through any combination of the foregoing. Such Notice shall be delivered on the tenth Business Day prior to the record date relating to such dividend.

            "GTL Effective Date" means the date on which GTL Offerings were consummated and GTL purchased Partnership Interests in connection therewith.

            "GTL Independent Directors" means the directors of GTL who are not employed by, or otherwise affiliated with Loral SpaceCom, a Strategic Partner, or any of their respective Affiliates, and who are GTL's representatives on the Committee.

            "GTL Offerings" has the meaning specified in the recitals.

            "GTL Registration Default" means the occurrence of any of the following: (i) GTL fails to file the Shelf Registration Statement on or prior to the 90th day after the consummation of the Preferred Stock Offering, (ii) the Shelf Registration Statement is not declared effective by the Securities and Exchange Commission on or prior to the 210th day after the consummation of the Preferred Stock Offering or (iii) the Shelf Registration Statement is declared effective but thereafter ceases to be effective or usable during the period in which GTL is required to maintain the effectiveness of the Shelf

Registration Statement, for any period of ten consecutive days or for any 20 days in any 180-day period in connection with resales of Transfer Restricted Securities (provided, that GTL will have the option of suspending the effectiveness of the Shelf Registration Statement, without becoming obligated to pay Preferred Stock Liquidated Damages for periods of up to a total of 60 days in any calendar year if the Board of Directors of GTL determines that compliance with the disclosure obligations necessary to maintain the effectiveness of the Shelf Registration Statement at such time could reasonably be expected to have an adverse effect on GTL or a pending corporate transaction).

            "GTL Response Redemption Notice" means written notice delivered to the holders of the Preferred Stock notifying them of, among other things, the redemption and whether GTL is paying the redemption price of and Scheduled Distributions (including any applicable Distribution Make-Whole Payment) on such Preferred Stock (i) in cash, (ii) in GTL Common Stock or (iii) through any combination of the foregoing. Such Notice shall be delivered not fewer than 30 days nor more than 60 days before the applicable redemption date.

            "General Partner" means LQSS or GTL or both, as the context may require, or any successor general partners admitted as such.

            "Global Service Date" has the meaning specified in the Service Provider Agreements.

            "Globalstar Credit Agreement" means that certain Credit Agreement dated as of December 15, 1995, among the Partnership, Chemical Bank and the banks signatories thereto.

            "Globalstar Distribution Payment Notice" means written notice delivered to GTL by the Partnership notifying GTL of (i) whether the Partnership has elected to defer the applicable Scheduled Distribution pursuant to the provisions of this Agreement and (ii) if it has not elected to defer such Scheduled Distribution, whether it will pay such Scheduled Distribution (A) in cash, (B) by delivery of Ordinary Partnership Interests or (C) through any combination of the foregoing. Such Notice shall be delivered at least 15 Business Days prior to the record date corresponding to the applicable Scheduled Distribution Payment Date.

            "Globalstar Redemption Notice" means written notice delivered to GTL by the Partnership notifying GTL of (i) the Partnership's election to redeem any Preferred Partnership

Interests pursuant to the provisions of this Agreement and (ii) whether it will make such redemption (A) in cash, (B) by delivery of Ordinary Partnership Interests or (C) through any combination of the foregoing. Such Notice shall be delivered at least 20 Business Days prior to the applicable Redemption Date and shall contain the information required by Section 2.3 of Schedule C to this Agreement.

            "Globalstar System" has the meaning specified in Section 3.1.

            "Governing Documents" has the meaning specified in
Section 6.13(b).

            "Indebtedness" means the principal amount of all secured or unsecured indebtedness for borrowed money of the Partnership, the amount of all guarantees of such indebtedness, the amount of the purchase price in any sale and leaseback transaction accounted for as a capital lease under GAAP, and any interest-bearing vendor financing treated as debt under GAAP.

            "Initial Closing" means the closing at which GTL was first admitted to the Partnership pursuant to Section 4.1(c) hereof.

            "Initial Purchasers" means the initial purchasers of the CPEOs set forth in the Purchase Agreement.

            "In-Service Year" means a period of twelve consecutive calendar months, beginning on the Global Service Date, or beginning on any anniversary of such date.

            "Joint Venture Company" has the meaning specified in the Service Provider Agreements.

            "Limited Partners" means all of the limited partners listed on the signature page hereto and any Additional Limited Partners admitted as such pursuant to Section 4.4 hereof, or any successor limited partners admitted as such pursuant to the terms of this Agreement.

            "Liquidation Preference" means the $50 liquidation preference of each share of Preferred Stock.

            "Liquidator" has the meaning specified in Section 13.3.

            "Loral SpaceCom" means, if prior to April 22, 1996, Loral Corporation, a New York corporation, and if thereafter, Loral Space & Communications Ltd, a Bermuda company.

            "Losses" has the meaning specified in Section 6.10.

            "LQP" means Loral/QUALCOMM Partnership, L.P., the general partner of LQSS.

            "LQSS" means Loral/QUALCOMM Satellite Services, L.P. or an Affiliate thereof.

            "LQSS Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of LQSS, dated March 23, 1994, as modified, supplemented or amended in accordance with the terms thereof.

            "Majority in Interest of the Partners" means, as to any action or proposed action by the Partnership, approval of such action by a majority of votes cast at a Representatives Meeting held in accordance with Section 6.2(g).

            "Managing General Partner" means LQSS or any successor to LQSS continuing the business of the Partnership as a managing general partner.

            "Mandatory Redemption Date" means February 15, 2011; provided, however, that, if such date shall not be a Business Day, then the Mandatory Redemption Date shall be the next Business Day.

            "Minimum Gain" has the meaning specified in Treasury Regulation
Section 1.704-2(b)(2) for "partnership minimum gain".

            "Mutual Non-Disclosure Agreement" has the meaning specified in
Section 15.6.

            "Nonperformance" means the substantial and continuing failure by a General Partner to perform its material obligations under the Agreement and/or such continued negligence or misconduct by the General Partner resulting in a material adverse effect upon the assets or business of the Partnership that is not otherwise cured by the General Partner and/or knowing breach of specific provisions of this Agreement and/or fraud or willful misconduct on the part of the General Partner.

            "Notice Date" means the date of mailing of a notice of provisional redemption of Preferred Stock by GTL to the holders of Preferred Stock.

            "Offerees" has the meaning specified in Section 10.3.

            "Offering Memorandum" means the final offering memorandum, dated January 21, 1999, relating to the Preferred Stock.

            "Operating Expenses" means operating expenses of the Partnership, excluding only Project related items as detailed in the Sources and Uses of Funds Statement of the Original Business Plan and the compensation referred to in Section 6.6.

            "Operating Income" means the gross income and gains of the Partnership for federal income tax purposes plus, (a) income of the Partnership exempt from taxation and described in Code Section 705(a)(1)(B) and (b) the excess, if any, of the fair market value of distributed property (other than distributed property taken into account in computing Capital Transaction Gain or Capital Transaction Loss) over its Book Value. The term does not include COD Income or Capital Transaction Gain. In computing Operating Income, items of income and gain relating to Partnership assets shall be computed based upon the Book Values of the Partnership's assets rather than upon the assets' adjusted basis for federal income tax purposes.

            "Operating Loss" means the deductions and losses of the Partnership for federal income tax purposes, plus (a) items of expenditure described in Code
Section 705(a)(2)(B), (b) the amount referred to in Section 4.1(b)(iii) and (c) the excess, if any, of the Book Value of distributed property (other than distributed property taken into account in computing Capital Transaction Gain or Capital Transaction Loss) over its fair market value. The term does not include Capital Transaction Loss. In computing Operating Loss, items of deduction and loss relating to the Partnership's assets shall be computed based upon the Book Values of the Partnership's assets rather than upon the assets' adjusted basis for federal income tax purposes.

            "Optional Redemption" has the meaning specified in Section 2.7 of Schedule C to this Agreement.

            "Optional Redemption Date" means the Redemption Date for an Optional Redemption as specified in Section 2.7 of Schedule C to this Agreement.

            "Ordinary Partnership Interests" or "OPIs" means partnership interests, general or limited, as the case may be, in the Partnership, which interests are not entitled to the preferential allocation of profits and losses set forth in Section 5.1(a).

            "Original Business Plan" means the business plan of the Partnership for the construction, launch and operation of the first and second generations of satellite constellations (including forecasts of operating expenses, capital expenditures, revenues, cash balances (including cash balances set aside in reserve for capital expenditures) and financial structure (i.e. debt and equity capital requirements)), dated March 15, 1994, as restated to the same or a greater level of detail (with a full reconciliation, but not otherwise modified or amended) consistent with GAAP, and including a capital expenditure budget consistent therewith prepared on a cash basis.

            "Outstanding" when used with respect to PPIs means, as of the date of determination, all PPIs issued pursuant to this Agreement except PPIs theretofore canceled by the Partnership or delivered to the Partnership for cancellation, pursuant to redemption or conversion.

            "Partner" means the General Partners or the Limited Partners, or both, as the context may require.

            "Partner Minimum Gain" means "partner nonrecourse debt minimum gain" as defined in Treasury Regulation Section 1.704-2(i)(2).

            "Partnership" means the limited partnership established by this Agreement.

            "Partnership Agreement" or this "Agreement" means this Amended and Restated Agreement of Limited Partnership of Globalstar, L.P., as the same may be modified, supplemented, or amended in accordance with the terms hereof.

            "Partnership Interest" means an interest (whether ordinary or preferred as the context may require) in the Partnership of a General Partner, a Limited Partner, or both, as the context may require, provided, however, that with respect to matters relating to the voting of Partnership Interests, except as provided in Section 13.2, the term shall refer only to Ordinary Partnership Interests. The Partners' respective equity interests in the Partnership are represented by the Partnership Interests they hold, as set forth on Schedule A of this Agreement.

            "Percentage Interest" means the ratio, expressed as a percentage, that the number of Ordinary Partnership Interests held by a Partner bears to the total number of Ordinary Partnership Interests outstanding.

            "Person" means an individual or a corporation, partnership, trust, unincorporated organization, association or other entity.

            "Preemptive Securities" has the meaning specified in Section 4.9.

            "Preferred Partnership Interests" or "PPIs" means general partnership interests in the Partnership, the capital contributions for which are set forth in Section 4.1(d) and for which separate Capital Accounts will be maintained and that have the right to convert into Ordinary Partnership Interests as set forth in Article III of Schedule C hereto, the right to distributions set forth in Section 5.5(a) and the right to allocations set forth in Section 5.1(a) and that are subject to redemption under Article II of Schedule C hereto.

            "Preferred Stock" means the 8% Convertible Redeemable Preferred Stock of GTL due 2011.

            "Preferred Stock Effective Date" means the date on which the Preferred Stock is issued and GTL contributes to the Partnership the net proceeds from the sale of such Preferred Stock.

            "Preferred Stock Liquidated Damages" means an amount accruing at a rate of 0.50% per annum of the Liquidation Preference of each share of the Preferred Stock constituting Transfer Restricted Securities, which shall accrue from the date of the GTL Registration Default to and including the 30th day following such GTL Registration Default and increase by 0.50% per annum for each subsequent 30 day period; provided, however, that such Preferred Stock Liquidated Damages may not accrue at any time at a rate greater than 2.00% per annum of the Liquidation Preference of the Preferred Stock constituting Transfer Restricted Securities.

            "Preferred Stock Representative" has the meaning set forth in
Section 4.3 of Schedule C to this Agreement.

            "Preferred Stock Schedule" means the schedule to the Bye-Laws of GTL setting forth the terms of the Preferred Stock.

            "Preliminary Service Date" has the meaning specified in the Service Provider Agreement.

            "Project" means each of the following: for each generation of satellites, each line item detailed in the Sources and Uses of Funds Statement of the Original Business Plan under the Use of Funds Heading, except those under S/T Operations).

            "Provisional Redemption" has the meaning specified in Section 2.6 of Schedule C to this Agreement.

            "Provisional Redemption Date" means the Redemption Date for a Provisional Redemption as specified in Section 2.6 of Schedule C to this Agreement.

            "Purchase Agreement" means that certain Purchase Agreement, dated February 29, 1996, among GTL, the Partnership and Lehman Brothers Inc., Bear, Stearns & Co. Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Unterberg Harris as the Initial Purchasers.

            "Qualcomm" means QUALCOMM Incorporated.

            "Redemption Date", when used with respect to any PPI to be redeemed, means the date fixed for such redemption by or pursuant to this Agreement and includes the Provisional Redemption Date, the Optional Redemption Date and Mandatory Redemption Date, as the case may be.

            "Redemption Price", when used with respect to any PPI to be redeemed, means the price at which it is to be redeemed pursuant to this Agreement.

            "Regular Record Date" for the distribution payable on any Scheduled Distribution Payment Date means February 1, May 1, August 1 and November 1 (whether or not a Business Day), as the case may be, next preceding such Scheduled Distribution Payment Date.

            "Remaining Contribution" has the meaning specified in Section 4.5(c) hereof.

            "Representatives Meeting" has the meaning specified in Section
6.2(g).

            "SS/L" means Space Systems/Loral, Inc., a Delaware corporation.

            "Sale Notice" has the meaning specified in Section 4.9.

            "Scheduled Distribution" means the distribution payable on a Scheduled Distribution Date by the Partnership in respect of the PPIs, which payment, subject to Section 5.5(d), may be deferred by the Committee in its sole discretion.

            "Scheduled Distribution Payment Date" means February 15, May 15, August 15, and November 15, commencing May 15, 1999; provided, however, that if such date shall not be a Business Day, then the applicable payment date shall be the next Business Day.

            "Section 704(c) Asset" has the meaning specified in Section 5.3.

            "Securities Act" means the Securities Act of 1933, as from time to time amended, and any successor to such statute.

            "Service Provider" has the meaning specified in the Service Provider Agreement.

            "Service Provider Agreement" means each of the agreements between the Partnership and a Partner or its Affiliate or Joint Venture Company, pursuant to which such Person provides to its subscribers the services of the Globalstar System.

            "Shelf Registration Statement" means a shelf registration statement filed by GTL with the Securities and Exchange Commission to cover resales of Transfer Restricted Securities by holders thereof (other than Loral) who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

            "Significant Variance" means, as applicable:

            (i) a cumulative adverse variance (net of any favorable variances) in capital expenditures for any Project:

                        (x) in the case of any Business Plan, as measured over
                  such Project's planned remaining life from the beginning of such Business Plan plus the actual capital expenditures from the beginning of such Project until the beginning of the period to which such Business Plan relates;

                        (y) in the case of any Annual Budget, as measured by the
                  actual capital expenditure from the beginning of such Project until the beginning of the year to which such Annual Budget relates plus the amount of such expenditure as projected in such Annual Budget;

      compared in each case with the then current Baseline Business Plan, which exceeds 10% of the total cumulative capital expenditure for such Project over such Project's planned life as shown in such Baseline Business Plan; or

            (ii) an adverse variance in total Operating Expenses in any fiscal year that exceeds 10% of the amount set forth in the then current Baseline Business Plan for such year.

provided that the amount of each Significant Variance will be subject to adjustment to account for increases in the Consumer Price Index which are in excess of the inflation assumptions, if any, used in the preparation of the applicable Baseline Business Plan, it being understood and agreed that the Original Business Plan used a 4% per annum inflation assumption, compounded annually and such increases for inflation will apply to expenses or expenditures for Projects set forth in the then current Baseline Business Plan which are fixed by contractual terms from and after the date of the applicable contracts only to the extent provided for in such contracts.

            "Similar Satellite Service" has the meaning specified in the Service Provider Agreement.

            "Stated Value" means the $50 face amount of each PPI.

            "Strategic Partners" means the limited partners in any of Globalstar, LQSS or LQP.

            "Subscription Agreement" means the agreement entered into by each General Partner and each Limited Partner (or the assignor that assigned its Partnership Interests to such Limited Partner) prior to becoming a Partner.

            "System Specification" means the specifications for the Globalstar System dated February 1, 1994, No. LQSS/SS/94-0001, heretofore delivered to the Partners.

            "TeleSat" means TeleSat Limited, a company organized under the International Business Companies Ordinance of the British Virgin Islands.

            "Trading Day" means (a) if the GTL Common Stock is listed or admitted for trading on the New York Stock Exchange or another national securities exchange, a day on which such GTL Common Stock actually trades on the New York Stock Exchange or another national securities exchange, (b) if the GTL Common Stock is quoted on the Nasdaq National Market, a day on which the GTL Common Stock actually trades or (c) if the GTL Common Stock is not so listed, admitted for trading or quoted, any Business Day on which the GTL Common Stock actually trades.

            "Transfer Restricted Securities" means each share of Preferred Stock and each share of Common Stock issuable upon conversion of the Preferred Stock or in satisfaction of any dividend or other payment on the Preferred Stock and any securities into which such shares of Preferred Stock or Common Stock shall be converted or into which they shall be changed by operation of law or otherwise until (a) the date on which such security has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (b) the date on which such security is distributed to the public pursuant to Rule 144 under the Securities Act or may be distributed to the public pursuant to Rule 144(k) under the Securities Act.

            "Transferor" has the meaning specified in Section 10.3.

            "Trigger Percentages" means the percentages set forth in Section 2.6 of Schedule C to this Agreement that triggers the Partnership's option to redeem the PPIs pursuant to a Provisional Redemption.

            "Upper Tier Partner" means any Partner in either LQSS or LQP.

            "Upper Tier Partnership" means LQP or LQSS.

            "Usage Fees" has the meaning specified in the Service Provider Agreements.

            "Voting Rights Triggering Event" means the accumulation of accrued and unpaid dividends on the outstanding Preferred Stock in an amount equal to six quarterly dividends (whether or not consecutive).


                                  ARTICLE III.
                                     PURPOSE

            SECTION 3.1. Purpose. The purpose and business of the Partnership shall be:

            (a) to develop, design, deploy, own and operate a worldwide low-earth orbit satellite-based digital telecommunication system (the "Globalstar System") which is more fully described in the Globalstar Descriptive Memorandum, dated March 1993, as supplemented by the Supplement thereto, dated

March 1994 (the "Descriptive Memorandum") and to engage in the business of providing satellite communications and communications related services, including but not limited to voice, data, paging and geolocation services, and search and rescue, disaster relief and environmental and industrial monitoring and control services through the Globalstar System to Service Providers;

            (b) to acquire, hold, own, operate, lease, manage, maintain, improve, repair, replace, reconstruct, sell or otherwise dispose of and use the assets of the Partnership; and

            (c) to enter into any lawful transaction and engage in any lawful activity incidental to or in furtherance of the foregoing purposes.


                                   ARTICLE IV.
                              CAPITAL CONTRIBUTIONS

            SECTION 4.1. General Partners. (a) LQSS has made, or will make, at the times and in the amounts set forth in its Subscription Agreement, cash Capital Contributions to the Partnership in the amount set forth in Schedule A hereto in return for 18,000,000 Ordinary Partnership Interests.

            (b) The amount of cash LQSS is required to contribute pursuant to
Section 4.1(a) shall be reduced by the amount of expenditures designated by LQSS and paid or incurred strictly on the Partnership's behalf after December 31, 1992 and prior to March 23, 1994, provided that any property or rights produced by such expenditures shall be contributed to the Partnership. Credit will only be given for expenditures for preexisting goodwill and intangibles of LQSS and its Affiliates if such goodwill or intangibles are purchased from parties other than LQSS, Upper Tier Partners or their Affiliates or created in connection with the business to be conducted by the Partnership. The amount of this reduction shall be allocated by the Partnership on its books and records to (i) the right (which LQSS shall cause to be transferred to the Partnership) to cause LQP to utilize the FCC Applications and, when granted, the FCC licenses, to operate the Globalstar System, exclusively through, and for the exclusive benefit of, the Partnership, (ii) any other property or rights contributed to the Partnership under this Section 4.1(b) and (iii) other expenditures described in this Section 4.1(b) that did not produce property to be contributed to the Partnership under this Section. Nothing in this provision shall alter the ownership of intellectual property as provided in the Contract for Development of Globalstar Ground

Communication Segment Equipment between Globalstar and Qualcomm dated March 18, 1994.

            (c) GTL has made cash Capital Contributions to the Partnership in the amount of $186 million in return for 10,000,000 Ordinary Partnership Interests.

            (d) On the Preferred Stock Effective Date, GTL will contribute the net proceeds of the Preferred Stock Offering to the Partnership as described in the Offering Memorandum in return for PPIs with an aggregate Stated Value equal to the aggregate Liquidation Preference of the Preferred Stock issued by GTL in the Preferred Stock Offering. The Stated Value of each PPI shall be $50. The aggregate contribution and Stated Value of the PPIs shall be set forth in Schedule A. If, on or after the Preferred Stock Effective Date, the option granted to the purchasers thereof to purchase additional shares of Preferred Stock is exercised (as described in the Offering Memorandum), in full or in part, then GTL shall contribute the additional net proceeds from the exercise of such option to the Partnership in return for additional PPIs which shall be reflected in a similar manner in Schedule A.

            SECTION 4.2. Limited Partners. Each Limited Partner has made, or will make at the times and in the amounts set forth in its Subscription Agreement, cash Capital Contributions to the Partnership in the amount set forth on Schedule A hereto in return for the number of Ordinary Partnership Interests set forth on such Schedule A. The total number of such Partnership Interests is 19,937,500.

            SECTION 4.3. Additional Contribution. No Partner is required to make any additional Capital Contribution to the Partnership beyond its capital commitment set forth in Sections 4.1 and 4.2 above.

            SECTION 4.4. Additional Limited Partners. Subject to Sections 4.9 and 4.10, the Partnership is hereby authorized to offer Additional Partnership Interests, and to admit as Limited Partners those Persons who subscribe to purchase Additional Partnership Interests and who are acceptable to the Committee. At each Additional Closing, the Capital Contributions of those Persons then being admitted as Additional Limited Partners shall be transferred to the Partnership, which amounts shall be credited to their respective Capital Accounts pursuant to Section 4.5 hereof. Upon acceptance by the Committee of the subscription agreement of a Person subscribing to Additional Partnership Interests, the schedule of Partners as set forth on Schedule A hereto shall be amended to reflect such Person's name and Capital Contribution and such Person will be admitted as an Additional Limited Partner.

            SECTION 4.5. Capital Accounts. (a) The amount of cash contributed to the Partnership by the Partner, and, in addition in the case of LQSS, the Book Value of any property contributed and the amount referred to in Section 4.1(b)(iii) and, in the case of TeleSat, (i) the amount of the bonus in the Capital Account balance that it received for ChinaSat entering into the ChinaSat Service Provider Agreement and (ii) the excess, if any, of the amount credited to the capital accounts for Ordinary Partnership Interests acquired by TeleSat upon its exercise of the ChinaSat Option over the exercise price. The amounts described in this clause (i) and (ii) for purposes of Schedule A and this Agreement shall be considered part of TeleSat's Capital Contribution.

            (b) A transferee of a Partnership Interest (i) will succeed to the portion of the Capital Account of the Partners transferring such Partnership Interest which relates to the Partnership Interest transferred and (ii) will receive distributions whose Regular Record Date is after the effective date of such transfer.

            (c) If the Partnership distributes OPIs with respect to PPIs under
Section 5.5(a)(iii), a portion of the Adjusted Capital Account for such PPIs will be transferred to such OPIs. The transferred amount shall be equal to the lesser of: (i) the amount of the cash distribution obligation on the PPIs discharged by the distribution of such OPIs, (ii) the excess, if any, of the prior allocations of Adjusted Income to such PPIs under Sections 5.1(a)(i) and
(iii) over the sum of the prior allocations of Loss to such PPIs under Section 5.1(c)(iii), prior and current distributions on such PPIs under Section 5.5(a)(ii) not paid in OPIs and the initial Adjusted Capital Accounts of OPIs previously issued in payment of distributions under Section 5.5(a)(ii) or (iii) an amount per distributed OPI equal to the Adjusted Capital Account for outstanding OPI with the highest Adjusted Capital Account. Any excess of (ii) over the lesser of (i) or (iii), shall be transferred among the Partnership Interests as provided in Subsection (e).

            (d) If the Partnership distributes OPIs in connection with a redemption or conversion of PPIs under Article II or III of Schedule C hereto, the Adjusted Capital Account of the redeemed or converted PPIs (after reduction for any cash or the fair market value of other property paid by the Partnership as part of the redemption or conversion) shall be transferred to such distributed OPIs; provided, however, that the amount transferred shall not exceed an amount per distributed OPI equal to the Adjusted Capital Account for the outstanding OPI with the highest Adjusted Capital Account. Any portion of the Adjusted Capital Account of the redeemed or converted PPI that cannot be transferred to the distributed OPIs, shall be transferred among the Partnership Interests as provided in Subsection (e).

            (e) The excess amounts described in Subsections (c) and (d) shall be transferred first to the PPIs as if it were Adjusted Income to the extent provided for in the allocation of Adjusted Income under Section 5.1(a), then under Section 5.1(b) and then to all OPIs (including the OPIs being distributed) in accordance with their Percentage Interests.

            SECTION 4.6. Interest. No interest shall be paid by the Partnership on Capital Contributions, on balances in Partners' Capital Accounts or on any other funds distributed or distributable under this Agreement.

            SECTION 4.7. No Withdrawal. No Partner shall have the right to the withdrawal or reduction of any part of its Capital Contribution. It is the intent of the Partners that no distribution to the Limited Partners of cash pursuant to Section 5.5 shall be deemed a return or withdrawal of capital, even if such return or distribution represents, for federal income tax purposes or otherwise (in whole or in part), a distribution of depreciation or any other non-cash item accounted for as a loss or deduction from or offset to the Partnership's income, and that the Limited Partners shall not be obligated to pay any such amount to, or for the account of, the Partnership or any creditor of the Partnership; provided, however, that if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Limited Partner is obligated to make any such payment, such obligation shall be the obligation of such Limited Partner and not of the General Partners.

            SECTION 4.8. Loans. Loans by a Partner to the Partnership shall not be considered Capital Contributions.

            SECTION 4.9. Preemptive Rights. The Partnership hereby grants to the Partners a preemptive right, in accordance with the procedures set forth in this
Section 4.9, with respect to the issuance and sale by the Partnership of Additional Partnership Interests or Debt Securities (each referred to hereinafter as "Preemptive Securities"); provided, however, the Partners shall have no preemptive rights with respect to

Preemptive Securities issued pursuant to Section 4.10(a)(i) in connection with the execution of a Service Provider Agreement or pursuant to or in connection with an underwritten public offering.

            (a) At least 30 days prior to the sale of Preemptive Securities to which this preemptive right applies, the Partnership shall deliver a written notice (a "Sale Notice") to each Partner setting forth (i) the number of Preemptive Securities to be sold, (ii) the price for which and other terms and conditions upon which such Preemptive Securities are to be sold, and (iii) all written information distributed to offerees of such Preemptive Securities, together with the following irrevocable offer from the Partnership:

      to issue and sell to each Partner, at the same price per Preemptive Security and on the same other terms and conditions set forth in the Sale
      Notice: (i) in the case of Additional Partnership Interests, the number of Additional Partnership Interests which shall equal the sum of (A) the product of the total number of Additional Partnership Interests set forth in the Sale Notice multiplied by the Partner's Percentage Interest, calculated at the time of the Sale Notice and (B) such Partner's pro rata share (calculated as set forth above) of any such Additional Partnership Interests offered to, but not purchased by, other Partners and (ii) in the case of Debt Securities, the sum of (I) the total principal amount of Debt Securities being issued multiplied by such Partner's Percentage Interest and (II) such Partner's pro rata share (calculated as set forth above) of any such Debt Securities offered to, but not purchased by, other Partners.

            (b) The Partners shall have absolute discretion to accept or decline such offers. If a Partner wishes to accept any of the offers made pursuant to this Section 4.9, it shall give the Partnership irrevocable written notice of its election to accept such offer within 15 days of its receipt of the applicable Sale Notice (which notice may specify acceptance of all securities offered in the Sale Notice, or acceptance of up to a number or principal amount thereof as specified therein) and the closing thereunder shall occur five days thereafter (or, if not a Business Day, on the next Business Day thereafter) at the offices of the Partnership or at such other time and place as the parties shall agree. Promptly after expiration of the acceptance period, the Partnership will give accepting Partners notice of the actual number of Preemptive Securities to be purchased by them pursuant to the Sale Notice.

            (c) In connection with any proposed or contemplated sale of Preemptive Securities, upon the request of the Partnership, each Partner shall indicate to the Partnership its good faith intentions (which indications shall not be binding) with respect to whether or not it will exercise the preemptive rights described herein.

            SECTION 4.10. Sale of Partnership Interests and Partnership Securities. (a) Subject to the provisions of Section 4.9 and this Section 4.10, the Partnership may, upon the determination of the Committee, issue or sell, on such terms as the Committee deems appropriate and in the best interests of the
Partnership:

            (i) Additional Partnership Interests to Additional Limited Partners or Partners from time to time or to other Persons and to admit them to the Partnership as Additional Limited Partners pursuant to Section 4.4 hereof, without being required to obtain the approval of the Limited Partners or any other persons who may acquire an interest in the Partnership Interests, provided, that such Additional Partnership Interests may not be issued at a price that is less than $12.50 per Partnership Interest without the Consent of the Partners, provided further that no additional Partner shall be admitted to the Partnership without the Consent of the Partners, which consent shall not be unreasonably withheld. In addition, if any Partner shall have specified to the Partnership on or prior to March 31, 1994 the names of any third parties, no such third party, nor any of its Affiliates, will be admitted as an Additional Limited Partner without the prior, written consent of the specifying Partner.

            (ii) Subject to Sections 4.9 and 4.10(b) hereof, any other type of security of the Partnership from time to time to Partners or other persons on terms and conditions established in the sole and complete discretion of the Committee, all without the approval of the Partners or any other person who may acquire any other type of security of the Partnership, including, without limitation, unsecured and secured debt obligations of the Partnership, debt obligations of the Partnership convertible into any class or series of Partnership Interests that may be issued by the Partnership, options, rights or warrants to purchase any such class or series of Partnership Interests or any combination of any of the foregoing. The Partnership is also authorized to enter into sale and leaseback transactions with respect to all or any part of the assets of the Partnership. Subject to subsection (b) below, there shall be no limit on the number of Partnership Interests or other securities that may be so issued, and except as set forth in Section 4.10(a)(i) hereto, the Committee shall have the sole and complete discretion in determining the consideration and terms and conditions with respect to any future issuance of Partnership Interests or other securities.

            (b) The Partnership shall not at any time issue or reserve for issuance Additional Partnership Interests or other equity interests if, immediately after such issuance, the number of Partnership Interests outstanding or reserved for issuance would exceed the Authorized Partnership Interests.

            (c) The Partnership shall not incur any Indebtedness if, immediately after the incurrence thereof, the Partnership's outstanding Indebtedness would exceed 110% of the maximum amount of debt obligations contemplated over the life of the then current Baseline Business Plan.

            SECTION 4.11. Business Plans. (a) The Committee shall annually prepare a Business Plan which contains the following elements: (i) a budget for the forthcoming financial year on a quarterly basis (the "Annual Budget") substantially in the same level of detail as the then current Baseline Business Plan and (ii) for the design and operational lifetime of each generation of satellites at the time under active development or design, or currently in orbit:

                  (A) Schedules of estimated capital expenditures for each year, segregated by Project and showing the estimated cost for each year until completion of the Project;

                  (B) Schedules of sources and uses of funds for each such year;

                  (C) a projected income and expense statement for each such year; and

                  (D) projected year-end balance sheet for each such year.

            Unless it shall have first obtained the Consent of the Partners, the Committee shall not adopt or otherwise approve any

Business Plan or Annual Budget containing any Significant Variance from the then-current Baseline Business Plan, provided that where Consent of the Partners is obtained with respect to any Significant Variance, further Consent of the Partners will be required for any subsequent unfavorable variance from the amounts so approved. Where any Business Plan and/or any Annual Budget contains more than one Significant Variance, then a separate Consent of the Partners shall be sought for each such Significant Variance. The Business Plan and the Annual Budget will not otherwise require the approval of the Partners. Except as otherwise provided in this Agreement, the General Partners will not be liable to the Partnership or any Limited Partner solely for any failure to achieve any Business Plan or Annual Budget, or any element thereof which does not amount to Nonperformance.

            (b) At least 90 days prior to the beginning of the year in which expenditures (excluding cumulative expenditures of $1,500,000 or less pertaining to the preparation of the new Baseline Business Plan) relating to a new generation of satellites are anticipated (except, insofar as the second generation is concerned, in the case that the Original Business Plan is in effect as the Baseline Business Plan therefor), the Committee will submit to the Partners for their approval a proposed new Baseline Business Plan for the Partnership covering the period through the expected useful life of such next generation which, if approved with the consent of a Majority in Interest of the Partners, will constitute a new Baseline Business Plan, provided that, for purposes of such approval, the votes of the Managing General Partner will be cast in favor of such approval if the proposed Baseline Business Plan in question meets the return on investment criteria set forth in Section 6.2(f), and, unless GTL is the Managing General Partner, the vote of GTL will be determined by the GTL Independent Directors. In the event a proposed Baseline Business Plan is submitted for such a vote and is not so approved, no Limited Partner voting against such approval or any of its Affiliates or Joint Venture Companies will have rights under Article 6.1 of the applicable Founding Service Provider Agreement (as such term is defined in the Service Provider Agreements) to purchase the assets of the Partnership.

            SECTION 4.12. Limitation on a Limited Partner's Ownership. No individual Limited Partner (other than a corporation formed solely for the purpose of holding Partnership Interests, all of whose shares are offered to the public in an underwritten public offering) may acquire more than 20% of the Partnership Interests in the Partnership without the consent of the Committee and the Consent of the Disinterested Partners.

                                   ARTICLE V.
                     ALLOCATIONS, DISTRIBUTIONS AND SERVICE
                               PROVIDER AGREEMENTS

            SECTION 5.1. Allocations Generally. After the allocations in Sections 5.2 and 5.4 at the end of each Accounting Period, Adjusted Income, Operating Income, Operating Loss, Capital Transaction Gain and Capital Transaction Loss will be allocated as follows:

            (a) Allocation of Adjusted Income to PPIs. Adjusted Income will be allocated to the Capital Account maintained for the outstanding PPIs:

            (i) in the amount equal to the excess of prior allocations of Operating Loss and Capital Transaction Loss to currently outstanding PPIs under subsections (c)(iii) over prior allocations to them under this subsection (a)(i);

            (ii) then in the amount necessary to bring the Capital Account of each outstanding PPI to $50;

            (iii) then in an amount equal to a cumulative 8% per annum return on the Stated Value of each outstanding PPI; this return shall be computed on the basis of a 360-day year with twelve 30-day months;

            (iv) then in an amount equal to the excess of (x) the cumulative United States federal, state and local income taxes imposed on the cumulative excess of the amounts of income allocated to PPIs under this Agreement (including allocations under this Subsection (a)(iv) and Subsection (a)(v) that are subject to tax by those jurisdictions over the amounts of tax losses allocated to the PPIs pursuant to this Agreement that, under the laws of the particular jurisdiction, could be carried back or carried over to offset such taxable income by a Bermuda company holding the PPIs that was not engaged in business in the United States otherwise than by being a Partner in the Partnership over (y) prior allocations under this Section 5.1(a)(iv); and

            (v) then in an amount equal to the excess of the sum of (x) the cumulative amounts of branch profits taxes that were imposed on the holder of each outstanding PPI under Section 884 of the Code for prior and current actual or deemed distributions with respect to such interest and
      (y) the branch profits tax that will be imposed on the holder of such interest under Code section 884 upon the future actual or deemed distribution of taxable amounts allocated to such interests under this Agreement (including allocations under Subsection (a)(iv) (excluding allocations for federal income taxes) and this Subsection
      (a)(v)) over (z) prior allocations under this Section 5.1(a)(v).

            (b) Allocation of Adjusted Income to OPIs. Adjusted Income will then be allocated to OPIs that were issued under Section 5.5(a)(iii), Section 1.2(b) of Schedule C or Article III of Schedule C, in proportion to, and to the extent that, the Adjusted Capital Account for each such OPI is less than the Adjusted Capital Account for the outstanding OPI with the highest Adjusted Capital Account.

            (c) Operating Loss and Capital Transaction Loss. Operating Loss in excess of any remaining Operating Income after the allocations set forth above and then Capital Transaction Loss in excess of any remaining Capital Transaction Gain after the allocations set forth above shall be allocated:

            (i) among the Partners holding OPIs in accordance with their Percentage Interests until the Adjusted Capital Account for the OPIs of such a Partner is reduced to zero;

            (ii) then, among such Partners in proportion to, and to the extent of, their Adjusted Capital Accounts for their OPIs;

            (iii) then, to the holders of outstanding PPIs in proportion to, and to the extent of, the Adjusted Capital Accounts for their PPIs; and

            (iv) then, among the General Partners in proportion to their Percentage Interests.

            (d) Operating Income. Any Operating Income remaining after the allocations set forth above in excess of Operating Loss will be allocated among the Partners holding Ordinary Partnership Interests in proportion to, and to the extent of, distributions to be made with respect to such OPIs under Section 5.5(b), then in proportion to, and to the extent of, negative Adjusted Capital Account balances for one or more OPIs, and then in accordance with Percentage Interests.

            (e) Capital Transaction Gain. Any Capital Transaction Gain remaining after the allocations set forth above in excess of Capital Transaction Loss will be allocated among the Partners holding OPIs (other than a Delinquent Partner);

            (i) In proportion to, and to the extent of, negative Adjusted Capital Account balances for one or more OPIs; and

            (ii) Then, in accordance with Percentage Interests.

            SECTION 5.2. Regulatory Allocations.

            (a) Partnership Nonrecourse Deductions. Operating Loss and Capital Transaction Loss attributable (under Treasury Regulation Section 1.704-2(c)) to "partnership nonrecourse liabilities" (within the meaning of Treasury Regulation
Section 1.704-2(b)(3)) shall be allocated among the Partners in accordance with Percentage Interests. As the allocation of partnership nonrecourse deductions will increase the potential minimum gain chargeback under Section 5.2(d), an allocation of partnership nonrecourse deductions under this provision will not reduce a Partner's Adjusted Capital Account.

            (b) Partner Nonrecourse Deductions. Operating Loss and Capital Transaction Loss attributable (under Treasury Regulation Section 1.704-2(i)(2)) to "partner nonrecourse debt" (within the meaning of Treasury Regulation Section 1.704-2(b)(4)) shall be allocated, in accordance with Treasury Regulation
Section 1.704-2(i)(1), to the Partner who bears the economic risk of loss with respect to the debt to which the Loss is attributable. As the allocation of partner nonrecourse deductions will increase the potential minimum gain chargeback under Section 5.2(e), an allocation of partner nonrecourse deductions under this provision will not reduce a Partner's Adjusted Capital Account.

            (c) COD Income. COD Income shall be allocated among the Partners in proportion to the deemed distribution each is deemed to receive pursuant to Code
Section 752(b) with respect to the canceled debt.

            (d) Minimum Gain Chargeback. If, in any year there is a net decrease in Minimum Gain (other than a decrease attributable to a "book up" in the Book Value of the Partnership's assets, a decrease offset by an increase in Partner Minimum Gain or any other decrease for which a minimum gain chargeback is not required under Treasury Regulation Section 1.704-2(f)), then each Partner will be allocated Capital Transaction Gain and Operating Income equal to that Partner's share of the net decrease in minimum gain for the year, as determined by Treasury Regulation Section 1.704-2(g)(2). The items of Capital Transaction Gain and Operating Income to be allocated under this section are determined under Treasury

Regulation Section 1.704-2(j)(2). In the event there is insufficient Capital Transaction Gain and Operating Income for the year to fully chargeback each Partner's share of the decrease in Minimum Gain, then the chargeback for the year shall be in proportion to each Partner's share of the decrease and any decrease that has not been charged back shall be carried over and be treated as a decrease in Minimum Gain in the following year. This subsection is intended to comply with the minimum gain chargeback requirement of Treasury Regulation
Section 1.704-2(f) and shall be interpreted consistently therewith.

            (e) Partner Minimum Gain Chargeback. If, in any year there is a net decrease in Partner Minimum Gain (other than a decrease attributable to a "book up" in the Book Value of the Partnership's assets, a decrease offset by an increase in Minimum Gain or any other decrease for which a Partner Minimum Gain chargeback is not required under Treasury Regulation Section 1.704-2(i)(4)), then, after the allocation set forth above in Section 5.2(d), each Partner will be allocated Capital Transaction Gain and Operating Income equal to that Partner's share of the net decrease in Partner Minimum Gain for the year, as determined by Treasury Regulation Section 1.704-2(i)(5). The items of Capital Transaction Gain and Operating Income to be allocated under this section are determined under Treasury Regulation Section 1.704-2(j)(2). In the event there is insufficient Capital Transaction Gain and Operating Income for the year to fully chargeback each Partner's share of the decrease in Partner Minimum Gain, then the chargeback for the year shall be in proportion to each Partner's share of the decrease and any decrease that has not been charged back shall be carried over and be treated as a decrease in Partner Minimum Gain in the following year. This subsection is intended to comply with the requirement of Treasury Regulation Section 1.704-2(i)(4) that there be a chargeback of partner nonrecourse debt minimum gain and shall be interpreted consistently therewith.

            (f) Qualified Income Offset. In the event any Partner received any adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that was not reasonably expected at the end of the preceding year and that causes, or increases, a deficit in the Partner's Capital Account, Capital Transaction Gain and Operating Income (composed of a pro rata portion of each element remaining after the allocations in earlier subsections of this section) shall be allocated to that Partner in an amount and manner sufficient to eliminate any portion of the deficit balance in the Partner's Capital Account that is attributable to the adjustment, allocation, or distribution referred to above. If there is insufficient Capital Transaction Gain and Operating Income in any year to make the allocation called for under this subsection, then the shortfall shall be carried over to subsequent years and will be treated as items to be offset in those years. Allocations under this subsection will only be made to the extent that a Partner has a deficit in his Capital Account after all other allocations provided in Article V have been tentatively made as if this subsection were not in the Agreement. For purposes of this subsection, a Partner's Capital Account balance shall be (a) increased by (i) its share of Minimum Gain plus (ii) its share of Partner Minimum Gain plus (iii) the amount, if any, by which its deficit Capital Account balance exceeds the sum of (i) and (ii) and which the Partner is obligated to restore (or is treated as obligated to restore under Treasury Regulation Section 1.704-1(b)(2)(ii)(c)) and (b) decreased by (i) the amount of expected distributions in the next year from the current year's earnings plus (ii) to the extent not previously taken into account, the items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

            SECTION 5.3. Other Allocations When Book Value Differs from Tax Basis. When the Book Value of a Partnership asset is different from its adjusted tax basis for income tax purposes, then, solely for federal, state and local income tax purposes and not for purposes of computing Capital Accounts, income, gain, loss, deduction and credit with respect to such assets ("Section 704(c) Assets") shall be allocated among the Partners to take this difference into account in accordance with the principles of Code Section 704(c), as set forth in the Treasury Regulation thereunder. In addition, under the principles of Treasury Regulation Section 1.704-3(b)(2) Example 2(ii)(C), in order to prevent the shifting of tax consequences with respect to built-in gain or built-in loss prior to the contribution or revaluation of an item of Section 704(c) Property, tax gain on the sale of that Section 704(c) Property shall be allocated among the Partners to offset the ceiling rule limitation of Treasury Regulation
Section 1.704-3(b)(1).

            SECTION 5.4. Special Allocation of Foreign Taxes. If a Foreign Taxing Jurisdiction imposes a tax upon the Partnership, upon a subsidiary of the Partnership or upon payments to one of the foregoing and such tax is not borne by a third party as a result of a "gross up" provision, tax indemnity or otherwise, then, to the extent that such tax would not have been imposed on income allocated with respect to an Ordinary Partnership Interest if any Partner holding such Partnership Interests or a direct or indirect partner in such Partner were subject only to United

States income taxes on the income or payments subject to tax by the Foreign Taxing Jurisdiction:

            (a) the amount of such tax shall be charged against the Capital Account of such Partner for such Ordinary Partnership Interest and shall reduce the amounts distributable to it under Section 5.5;

            (b) the amounts distributable to each Partner under Section 5.5 shall be increased by an amount equal to the Partner's Percentage Interest times the aggregate amounts specially allocated to all Partners under subsection (a) above; and

            (c) the Partnership shall use its best efforts to provide documentation to assist a Partner in recovering from a Foreign Taxing Jurisdiction any applicable tax credit for taxes incurred by that Partner with respect to Globalstar income or allocated to that Partner under this Agreement.

            SECTION 5.5. Distributions.

            (a)   Distributions to Holders of PPIs.

            (i) The Partnership shall distribute pro rata on the PPIs an amount such that the cumulative distributions under this Subsection (a)(i) equal the sum of (x) the cumulative United States federal, state and local income taxes imposed on the cumulative excess of the amounts of income allocated to the PPIs under this Agreement that are subject to tax by those jurisdictions over the amounts of tax losses allocated to the PPIs pursuant to this Agreement that, under the laws of the particular jurisdiction, could be carried back or carried over to offset such taxable income by a Bermuda company holding the PPIs that was not engaged in business in the United States otherwise than by being a Partner in the Partnership and (y) the cumulative branch profits taxes imposed with respect to PPIs under Section 884 of the Code. Distributions under this Subsection (a)(i) shall be made prior to the time that the holder of the PPI is required to make payments to the relevant taxing authority.

            (ii) Then, on each Scheduled Distribution Payment Date (or, if not a Business Day, the next succeeding Business Day), Distributable Cash Flow and Distributable Capital Proceeds shall be distributed to the holder of each outstanding PPI, until cumulative distributions under this Subsection
      (a)(ii) give each such holder a cumulative return in an amount equal to a cumulative 8% per annum return on the Stated Value of each outstanding PPI; this return shall be computed on the basis of a 360-day year with twelve 30-day months.

            (iii) The Committee may determine to pay all or any portion of the amount of the distributions described above in OPIs, under the procedures set forth in Section 1.2 of Schedule C hereto. Cash distributions under this Section (a) shall first be made from Distributable Cash Flow and then from Distributable Capital Proceeds.

            (iv) Each holder of a PPI must receive the amount described in Subsection (a)(i) prior to, or contemporaneously with, any distributions with respect to the OPIs and, except for distributions to permit the payment of taxes imposed on the Partners by the jurisdictions in which the Partnership does business, each holder of a PPI must receive the amount described in Subsection (a)(ii) prior to, or contemporaneously with, any other distributions with respect to the OPIs.

            (b) Distributions of Remaining Distributable Capital Cash Flow. Distributions of any remaining Distributable Cash Flow shall be made among the Partners holding OPIs in accordance with their Percentage Interests.

            (c) Distributions of Remaining Distributable Capital Proceeds. Distributions of any Distributable Capital Proceeds remaining after the distributions set forth above shall be made after making the allocations under
Article V through the date of distribution among the Partners holding OPIs in accordance with their Percentage Interests until the Adjusted Capital Account of a Partner with respect to its OPIs is reduced to zero and then in proportion to, and to the extent of, any positive Adjusted Capital Account balances for OPIs held by the other Partners and then, in accordance with Percentage Interests.

            (d) Reserves. For any year, the Partnership shall distribute all Distributable Cash Flow, provided that, except as contemplated in the following sentence, without the Consent of the Partners, the Partnership will not establish any reserves more than 10% in excess of the amount of reserves for expenditures contemplated by the Business Plan currently in effect for such period unless the establishment of reserves in a greater amount is required in accordance with generally accepted accounting principles in the United States ("GAAP"), as confirmed in writing by the Partnership's independent accountants, the

Partnership specifies in writing to the Partners the contingency for which such reserve is required and undertakes to release the reserve at such time as it is no longer required in respect of such contingency. If the Partnership shall seek to establish reserves at a level that exceeds either the 10% or the GAAP level described above and such reserves shall not have been approved by the Consent of the Partners ("Excess Reserve"), the Partnership may require, as a condition to the distribution of such Excess Reserve, the indemnification of the Partnership by each of the Partners for their share of such Excess Reserve by an 18-month surety bond or other instrument or security reasonably acceptable to the Partnership. In order to trigger such indemnification, the Partnership must (1) have itemized the liabilities which prompted its call for the Excess Reserve and
(2) existing reserves must be exhausted. Only then and only to the extent necessary may such indemnification be called upon. In any event, the period of such indemnification or the term of any surety bond purchased pursuant to this Section shall not exceed eighteen months.

            (e) Prohibited Distributions. No distribution shall be made to a Partner with respect to either a PPI or an OPI under this Section or a payment or redemption under Article I and II of Schedule C hereto, if such distribution or payment would reduce the Adjusted Capital Account for such Partnership Interest to less than zero or such distribution is otherwise prohibited by the Globalstar Credit Agreement or any other applicable indenture or credit agreement that the Partnership may enter into from time to time.

            (g) Withholding Taxes. Each Partner authorizes the Partnership to withhold and pay over any withholding or other tax payable by the Partnership as a result of such Partner holding an interest in the Partnership. Such amounts, if withheld from distributions to a Partner, shall be treated as a distribution to the Partner and a payment of the withheld tax by such Partner to the appropriate taxing authorities. In the event that current distributions to GTL or any Limited Partner are not sufficient to cover the withheld tax, the amount withheld in excess of the amount covered by distributions to such Partner shall be a loan to such Partner with respect to whom such withholding has been undertaken and such Partner hereby grants the Partnership a security interest in its entire interest in the Partnership at the time any such loan is made to it to secure the repayment of such loan. Such loans shall bear interest at the rate publicly announced by Chemical Bank from time to time in New York City as its prime rate, shall be compounded monthly, and shall be payable on demand. The Partnership may apply future distributions to such Partner against amounts due under the loan. In the event that such excess amounts are withheld on behalf of the Managing General Partner and current distributions to the Managing General Partner are not sufficient to cover the withheld tax, the Managing General Partner shall promptly reimburse the Partnership for the amount of such excess.

            In the event that the Internal Revenue Service shall determine that the amount of taxes that should have been withheld with respect to a Partner is in excess of the amount withheld by the Partnership, that Partner shall indemnify the Partnership for the amount of any such shortfall.

            SECTION 5.6. Service Provider Agreements. For federal income tax purposes, each Partner will report as its initial tax basis in the rights it acquires under its Service Provider Agreement the Partnership's basis in such rights. The transfer of rights to the Partner shall not be treated as a distribution under Article V and future transactions between the Partnership and that Partner under the Service Provider Agreement shall be treated for purposes of Articles IV and V as if occurring between the Partnership and the Partner acting other than in its capacity as a partner.

            SECTION 5.7. Terms of PPIs. The PPIs shall have the additional terms set forth in Schedule C hereto.

            SECTION 5.8. Guaranteed Payments. If, as of any Scheduled Distribution Payment Date, there shall have been a GTL Registration Default that remains uncured or a GTL Registration Default that has been cured but with respect to which there remains accrued but unpaid Preferred Stock Liquidated Damages, then, not later than such Scheduled Distribution Payment Date, the Partnership shall pay to GTL an amount that, after United States withholding taxes and branch profits taxes, if any, imposed with respect to such payment, shall equal to the accrued but unpaid Preferred Stock Liquidated Damages. Amounts paid pursuant to this Section 5.8 are intended to constitute guaranteed payments within the meaning of Section 707(c) of the Code and shall not be treated as distributions for purposes of computing GTL's Capital Account.

            SECTION 5.9. Allocations Relating to Issue of Partnership Interests. Upon the issue of PPIs, Adjusted Income, Capital Transaction Gain, Capital Transaction Loss, Operating Income, Operating Loss and COD Income will be allocated on a closing of the books method as of the last day of the month in which the PPIs were issued. In all other cases, the allocations shall be made using reasonable methods and/or conventions that are permitted under Section 706(d) of the Code as determined by the Managing General Partner.


                                   ARTICLE VI.
                      MANAGEMENT AND OPERATION OF BUSINESS

            SECTION 6.1. Management. (a) The Partnership will be managed by the General Partners through the Committee, which will consist of five to seven members, as determined by LQSS. GTL will appoint two members to the Committee and the remaining members will be appointed by LQSS. The members serve on the Committee at the discretion of the General Partner appointing them to the Committee and may be removed and replaced at any time by such General Partner, provided that in the case of GTL's representatives to the Committee, GTL must at all times appoint as representatives GTL Independent Directors. The Committee will be responsible for managing the affairs of Globalstar. The Committee shall have complete and exclusive discretion in the management and control of the affairs and business of the Partnership and shall possess all powers necessary, convenient or appropriate to carrying out the purposes and business of the Partnership; provided however, that the day to day activities of the Partnership will be managed by its officers, subject to the supervision of the Committee. Regular meetings of the Committee shall be held each quarter. Action by the Committee may be taken only with a concurrence of a majority of the members, whether present in person at a meeting or by written consent; provided however, that written notice of any proposed action by the Committee shall be given to all members prior to the taking of any such action, unless waived by any such member. Notwithstanding the foregoing, and any other provision contained in this Agreement, all matters relating to the FCC Applications, compliance with the Communications Act, and all compliance and regulatory matters related thereto will be under the exclusive control of LQP, acting in its capacity as the sole general partner of LQSS. As provided in Section 4.1(b), LQP will use the FCC Applications and any license granted thereunder for the exclusive benefit of the Partnership.

            (b) The General Partners shall, through their appointed representatives on the Committee, use their best efforts to carry out the purposes of the Partnership through implementation of the Business Plan and shall devote to the management of the business and affairs of the Partnership such time as shall be required for the operation thereof. Without limiting the generality of the foregoing, the General Partners, through their appointed representatives on the Committee, shall be responsible for arranging for the development, design, launch and placement in service of the Globalstar satellite constellation and operations control centers and for ensuring that the Globalstar System will function substantially as anticipated. The General Partners shall be under a fiduciary duty and obligation to conduct the affairs of the Partnership in the best interests of the Partnership and of the Limited Partners, including the safekeeping of all Partnership fund and assets (whether or not in the immediate possession or control of the General Partners) and the use thereof for the exclusive benefit of the Partnership and shall not permit the Partnership to enter into any transactions with any interested Partner on terms less favorable to the Partnership than those which would have been achievable in a transaction negotiated on an arm's length basis. Without delegating the substance of their responsibilities and obligations hereunder, the General Partners may, subject to the provisions of Section 6.2(a), contract or otherwise deal with any Person, including employees of Affiliates of the General Partners, to perform any acts or services for the Partnership as such General Partners shall approve. Notwithstanding any such delegation, the General Partners shall remain liable to the extent provided herein for any action or omission of any such delegee. Any such delegee having access to confidential information shall be deemed to be bound by a confidentiality agreement containing substantially the same terms as Section
15.12 hereof. Without limitation on any power that may be conferred upon it hereunder or by law, and except as hereinafter stated and subject to the limitations in Sections 6.1(a) and 6.2, the Committee shall have the power to authorize the Partnership to:

            (i) make and enter into such contracts and incur expenses on behalf of the Partnership, as the Committee deems necessary or appropriate for the efficient conduct and operation of the Partnership's business;

            (ii) compromise, submit to arbitration, sue on or defend all claims in favor of or against the Partnership; commence or defend litigation that pertains to the Partnership or any Partnership assets, and arrange for the settlement of any pending or threatened litigation, by or against the Partnership, through compromise, arbitration or otherwise;

            (iii) make and revoke any election permitted the Partnership by any taxing authority (having due regard for the interests of any Partners that may be adversely affected thereby);

            (iv) do all acts the Committee deems necessary or appropriate for the protection and preservation of the Partnership's assets;

            (v) make distributions and allocations to the Partners in accordance with Article V hereof;

            (vi) designate such officers of the Partnership as authorized signatories with the authority to execute on behalf of the Partnership, any documents or instruments of any kind that the Committee may deem appropriate or advisable to carry out the purposes of the Partnership taking into consideration the terms and conditions of such document or instrument;

            (vii) prepare, execute and file federal, state and local income tax returns and pay any taxes on behalf of the Partnership and the Partners;

            (viii) make all payments required of the Partnership under the terms of this Agreement, including such payments, fees and reimbursements as the General Partners, or any of their respective Affiliates, may be entitled to receive under the terms of this Agreement;

            (ix) contest any determination by the Internal Revenue Service which the Committee deems to be adverse to the best interests of the Partnership;

            (x) invest Partnership funds on a temporary basis pending distribution in such investments (other than investments in Affiliates of a General Partner) as the Committee determines appropriate, provided that the Committee shall not invest Partnership funds in such a manner that the Partnership will be considered to be holding itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities or will otherwise be deemed to be an investment company under the Investment Company Act of 1940, as amended;

            (xi) employ Persons (including any Affiliate of a General Partner) for the operation and management of the Partnership and engage such other experts and advisers as the Committee may deem necessary or advisable, in each case, on such terms and for such compensation as the Committee may determine, (subject, as applicable, to the requirements of Sections 6.1(d), 6.1(e) and 6.2(a));

            (xii) borrow money on behalf of the Partnership as the Committee deems necessary or appropriate and in the best interests of the Partnership and make, accept, endorse and execute promissory notes, drafts, bills of exchange and other instruments and evidences of indebtedness in connection therewith and secure the payment of any such Partnership indebtedness by mortgage, pledge or assignment of or security interest in all or any part of the property then owned or thereafter acquired by the Partnership, (subject, as applicable, to the requirements of Sections 4.9 and 4.10); and

            (xiii) call a meeting of Partners from time to time as the Committee deems necessary or advisable.

            (c) The Committee may delegate any of such foregoing powers and any additional powers conferred upon it under this Agreement or by law to officers of the Partnership; provided however, that transactions involving amounts in excess of $100,000, other than transactions in the ordinary course of business or actions taken to implement any Business Plan previously approved by the Committee, shall require the prior approval of the Committee. Subject to the foregoing provision, the Partners hereby agree that each such authorized officer of the Partnership is authorized to execute, deliver and perform any agreements, acts, transactions and matters in connection with the exercise of power hereunder on behalf of the Partnership without any further act, approval or vote of the Partners or the Partnership, except in connection with acts otherwise prohibited by this Agreement, the Delaware Act or any applicable law, rule or regulation.

            (d) The Committee will ensure that the business of the Partnership is conducted under the supervision of a qualified senior executive who shall serve on a full-time basis as the President of Globalstar (with or without the title of Chief Executive Officer) (the "President"). In the event that the President is to be replaced, the Committee will as promptly as practicable seek a qualified replacement, and, prior to offering the position formally to any candidate, will present such candidate, his or her qualifications and proposed compensation and employee benefits arrangements to the Partners, and shall not make any such offer without the Consent of the Partners, provided, that, pending receipt of such consent, and following any failure to obtain the Consent of the Partners to the appointment of any candidate for the office of President, the Committee may appoint as interim President an officer or employee of the Partnership (other than any such officer or employee previously rejected by the Partners as President). The Committee shall diligently and in good faith seek out a suitable candidate for such office and shall present such a candidate to the Partners at a Representatives Meeting within two months of such appointment. Prior to terminating the employment of the President, the Committee will call a Representatives Meeting to explain the reasons for such action and to consult with the representatives of the Limited Partners, unless the Committee certifies to the Limited Partners in writing that immediate action is necessary, specifying the exigent circumstances in question.

            (e) In addition to the limitations set forth in Section 6.1(d) above, the Committee will not dismiss any officer of the Partnership with a rank of senior vice president or above or appoint any person to serve as an officer of the Partnership with a rank of senior vice president or above, without the consent of at least one GTL Independent Director. If the GTL Independent Directors shall have vetoed the appointment of the Committee's candidate for a position as set forth above, and upon submission by the Committee of a second candidate for such position, shall have also vetoed such candidate, then, notwithstanding the lack of approval by a GTL Independent Director, the Committee shall be authorized to appoint its second candidate to serve in the designated office if it shall have submitted such candidate to the Limited Partners and such selection shall have received the Consent of the Partners. Pending the receipt of the consent required under this Section 6.1(e), the Committee may appoint a person to serve as interim officer of the Partnership (other than any such person previously rejected by the GTL Independent Directors).

            SECTION 6.2. Limitations on Authority of Committee and the General Partners. (a) Notwithstanding anything herein to the contrary, the Partnership shall not, after the date hereof, sign or enter into any agreement or agreements between the Partnership and any Partner, any Upper Tier Partner, any direct or indirect corporate parent thereof, any strategic equity investor in SS/L (consisting as of December 31, 1994 of Aerospatiale Societe Nationale Industrielle, Alcatel Espace, Finmeccanica and Daimler-Benz Aerospace AG) or any of their respective Affiliates which, in the aggregate, involve payments or receipts in excess of $1,000,000 unless the terms and conditions thereof have been approved with the Consent of the Disinterested Partners. The Partnership hereby warrants that it has not entered into any such contracts during the period from

March 23, 1994 to December 31, 1994, except for the agreements itemized in the Subscription Agreements and those contracts set forth on Schedule B hereto, which are hereby authorized and approved and, if required, are consented to. The Partnership shall report to the Partners no less frequently than annually on the terms and conditions of any such contracts that would, but for the $1,000,000 limitation referred to above, require such approval.

            (b) Notwithstanding anything herein to the contrary, the Partnership shall not undertake any of the actions specified in this Section 6.2(b) without the Consent of the Partners and in the case of clauses (i) through (vi), will not bring such actions before a vote of the Partners without the consent of at least one GTL Independent Director:

            (i) Make any material amendments or modifications to this Agreement, except as otherwise provided in Section 14.1;

            (ii) Approve any business plan of the Partnership that would result in any material change in the purpose of the Partnership as set forth in this Agreement or otherwise change the Partnership's business so that it varies materially from the business set forth in this Agreement;

            (iii) Acquire (x) a controlling interest in, or a majority of the voting stock or equity of, any corporation or other entity or (y) any other assets not in the ordinary course of business of the Partnership, in either case if the aggregate fair market value thereof is greater than $10 million;

            (iv) Sell, lease (as lessor), exchange or otherwise dispose of material assets of the Partnership (other than to a Person controlled by the Partnership); provided, however that in the event of a sale of all or substantially all of the assets of the Partnership (other than to a Person controlled by the Partnership), the Partnership shall distribute the proceeds of such sale to the Partners as soon as practicable thereafter;

            (v) Except as provided in Section 6.13 hereof, cause or permit the dissolution and/or liquidation of the Partnership;

            (vi) Take any action for the (A) commencement of a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect, (B) consent to the entry of any order for relief in an involuntary case under any such law to the extent that the giving or withholding of such consent is within the Partnership's discretion, (C) consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of it or of any substantial part of its property or (D) making by it of a general assignment for the benefit of creditors;

            (vii) Initiate or settle any litigation, arbitration or other proceeding if such litigation, arbitration or other proceeding is against, or names as an adverse party, a Partner;

            (viii) Enter into any material business outside the scope contemplated in this Agreement;

            (ix) Commence any litigation or arbitration that pertains to the Partnership or any Partnership assets, or arrange for the settlement of any pending or threatened litigation, by or against the Partnership, through compromise, arbitration or otherwise if the damages claimed for such lawsuit or arbitration shall exceed $100,000; or

            (x) Adopt any modification to the System Specification that would change any major parameter by more than 10% of the amount set forth in the System Specification or otherwise result in a material adverse effect on any Service Provider and the Partnership shall give the Limited Partners reasonable notice of any such proposed modification.

            (c) Notwithstanding the foregoing, in the event that any of the decisions set forth in paragraph (b) above would result in the Partnership being engaged in a business entirely unrelated to that disclosed in the Descriptive Memorandum, such actions shall require the prior, written consent of all the Partners.

            (d) Unless it shall have received the prior consent of the affected Partner or Partners, the Partnership shall not enter into contracts or agreements with any Person or Persons which conflict with or prejudice in any material respect the rights of any Partner under (i) the provisions of this Agreement or (ii) any contract or agreement between the Partnership and a Partner or its Affiliates except as otherwise disclosed in the Subscription Agreement. LQSS warrants that neither it nor the Partnership has entered into any such contract or agreement as of December 31, 1994 without such consent.

            (e) The Partnership shall submit to the Partners for their review and comment the material elements of its proposed launch strategy for the Globalstar System, including the selection of launch vehicles, cost, and risk allocation (including issues of space risk management and related insurance coverage and self-insurance), and shall consider in good faith any alternative launch strategies proposed by any Partner. If the Partnership's proposed strategy does not obtain the Consent of the Partners, the Partnership shall promptly undertake a detailed review of such strategy, especially addressing any particular issues identified by the dissenting Partner representatives, and analyze any alternative launch strategies proposed by any of them, and shall not undertake any material commitments with respect to its launch strategy until it has made a written report to the Partners of the results of such review, and called a Representatives Meeting to discuss such report.

            (f) Any decision on the part of the Committee not to undertake either action set forth below shall require the consent of a Majority in Interest of the Partners: (i) construction and launch of additional first-generation satellites, or in the event a second or subsequent generation constellation has been launched, additional second generation or subsequent generation satellites, as the case may be, that can be financed by the Partnership without additional Capital Contributions from its Partners, if such satellites are anticipated to produce a compound return on investment of 25% per annum or more or (ii) the design, development, construction and launch of a second or subsequent generation satellite constellation that can be financed by the Partnership without additional Capital Contributions from its Partners if such system is anticipated to produce a rate of return on investment greater than the rates applicable to 30-year U.S. Treasury obligations.

            The Partnership shall give each Partner prompt written notice of any decision not to launch a second or subsequent generation of satellites at least 48 months in advance of the termination or significant degradation of service from the satellite constellation then in operation, and will discuss any such decision with the CSO within a period of two months after such notification.

            (g) The Partnership shall give notice of a proposed action calling for the Consent of the Partners, the Consent of the Disinterested Partners, or the consent of a Majority in Interest of the Partners or such other matters requiring the action of Partners as set forth herein or pursuant to the Subscription Agreements. The Partnership shall give such notice to each of the

Partners in the manner set forth in Section 15.1 hereto as soon as practicable but in no event less than 15 days prior to the date called for a meeting of senior management representatives (the "Representatives") of the Partners (a "Representatives Meeting") regarding such proposal.

            The quorum for a Representatives Meeting shall be as follows: (x) with respect to a matter requiring the Consent of the Partners or a Majority in Interest of the Partners, Representatives present in person, by proxy or written consent, representing a majority of the Partnership Interests outstanding and
(y) with respect to a matter requiring Consent of the Disinterested Partners, Representatives present in person, by proxy or written consent, representing a majority of the Partnership Interests outstanding held by the disinterested Partners. Each Partner (in the case of a matter requiring the Consent of the Partners or the consent of a Majority in Interest of the Partners) or each disinterested Partner (in the case of a matter requiring the Consent of the Disinterested Partners) (and in all cases other than a Delinquent Partner), shall have the right to designate one Representative to attend each Representatives Meeting, who will have the right to cast at the meeting a number of votes equal to the number of Partnership Interests such Partner holds, provided that LQSS shall in all instances vote in accordance with Section 6.4 of the LQSS Partnership Agreement, or, in lieu of voting in such a manner, may assign any Upper Tier Partner the right to designate a Representative to cast at the Representatives Meeting a number of votes equal to the number of Partnership Interests LQSS's Representative is required to cast on its behalf in accordance with such Section 6.4, provided, however, that in no event shall such votes exceed the total number of Partnership Interests held by LQSS. In the event of such an assignment, the Upper Tier Partners' Representatives shall have the same right to attend and vote at Partners' meetings as Representatives of Partners in the Partnership.

            SECTION 6.3. Change of Control and Reduction in Interest. (i) For purposes of this Section 6.3, "GTL Change of Control" shall mean an event or series of events not approved either by the Managing General Partner or by the Consent of the Partners, at a time when GTL owns less than 50% of the Partnership Interests outstanding, by which (i) any "person" or "group" (as such terms are defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 30% of the GTL Common Stock then outstanding, (ii) GTL consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates with or merges into GTL, in either event pursuant to a transaction in which the outstanding GTL Common Stock is changed into or exchanged for cash, securities or other property, other than any transaction (A) between GTL and either Loral SpaceCom, an Affiliate of Loral SpaceCom or a wholly-owned subsidiary of Loral SpaceCom or (B) after which the shareholders who beneficially owned GTL Common Stock immediately before such transaction beneficially own at least 50% of the outstanding voting stock of the surviving entity and no Person beneficially owns more than 30% of the outstanding voting stock of the surviving entity, (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of GTL (together with any new directors whose election by the Board of Directors or whose nomination for election was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office, or (iv) GTL makes on any day any distribution or distributions of cash, property or securities (other than regular dividends, common stock or rights to acquire common stock) to its shareholders, or purchases or otherwise acquires GTL Common Stock, and the sum of the fair market value of such distribution or purchase, plus the fair market value of all other such distributions and purchases which have occurred during the preceding twelve months, exceeds 30% of the fair market value of GTL Common Stock outstanding.

            (b) A "Reduction in Interest" shall have occurred upon the sale or other disposition of Partnership Interests by GTL after which GTL's Percentage Interest is reduced to less than 5% and such reduction was not previously approved either by the Managing General Partner or by the Consent of the Partners.

            (c) Upon a GTL Change of Control or a Reduction in Interest, GTL will become a Limited Partner and will lose all of its rights as a General Partner under this Agreement, including the right to appoint representatives to serve on the Committee and, through the GTL Independent Directors, to veto certain actions of the Partnership. The Committee will thereby dissolve and all actions previously authorized to be taken by the Committee will thereupon be taken by the Managing General Partner as the sole General Partner. In addition, upon a GTL Change of Control or a Reduction in Interest, any PPIs then held by GTL would automatically convert into preferred limited partnership interests and any OPIs then held by GTL would automatically convert into limited OPIs. GTL's preferred limited partnership interests will have the same terms as the PPIs except that they will convert into, and payments of any OPIs with respect thereto, would be made in limited OPIs rather than general OPIs.

            SECTION 6.4. Certificate of Limited Partnership. The Partnership has filed the Certificate of Limited Partnership with the Secretary of State of the State of Delaware as required by the Delaware Act and shall file such other certificates or documents as may be deemed by the Partnership to be reasonable and necessary or appropriate for the formation or qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business. To the extent that the Committee in its discretion determines such action to be reasonable and necessary or appropriate and to the extent consistent with this Agreement, the Committee shall file amendments to the Certificate of Limited Partnership and do all the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware or any other state in which the Partnership may elect to do business.

            SECTION 6.5. Reliance by Third Parties. Notwithstanding any other provision of this Agreement to the contrary, no lender or purchaser, including any purchaser of property from the Partnership or any other Person dealing with the Partnership, shall be required to look to the application of proceeds hereunder or to verify any representation by the Managing General Partner as to the extent of the interest in the assets of the Partnership that the Managing General Partner is entitled to encumber, sell or otherwise use, and any such lender or purchaser shall be entitled to rely exclusively on the representations of the Managing General Partner as to its authority to enter into such financing or sale arrangements and shall be entitled to deal with the Managing General Partner as if it were the sole party in interest therein, both legally and beneficially. In no event shall any Person dealing with the Managing General Partner or the Managing General Partner's representative with respect to any business or property of the Partnership be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expedience of any act or action of the Managing General Partner or the Managing General Partner's representative; and every contract, agreement, deed, mortgage, security agreement, promissory note or other instrument or document executed by the Managing General Partner or the Managing

General Partner's representative with respect to any business or property of the Partnership shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and/or delivery thereof this Agreement was in full force and effect, (b) such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership, and (c) the Managing General Partner or the Managing General Partner's representative was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership.

            SECTION 6.6. Compensation, Expenses and Reimbursement of General Partners. (a) Commencing from and after the time in which Globalstar receives revenue from Usage Fees, the Partnership shall pay to the Managing General Partner in cash for each quarter during the period the Partnership is in existence, as payment in connection with services rendered by the Managing General Partner, compensation equal to 2.5% of the Partnership's gross operating revenue up to $500 million per annum, based upon revenues through the end of the quarter in question plus 3.5% of the Partnership's gross operating revenue in excess of $500 million per annum (the "Management Fee"). All quarterly payments are subject to adjustment based on year-end audit. The Management Fee shall be paid quarterly during each In-Service Year, provided that for any In-Service Year in which there is a net loss to the Partnership computed under GAAP, the Management Fee shall be reduced by 50% and the Managing General Partner will reimburse the Partnership for Management Fee payments, if any, received in any prior quarter of such In-Service Year, sufficient to reduce its Management Fee by 50%. To the extent the year-to-date result through the first, second or third quarter of an In-Service Year is a net loss, no Management Fee will be paid with respect to such quarter to the extent it would (together with any Management Fee payments with respect to any earlier quarter in such In-Service Year) exceed 50% of the Management Fee otherwise payable (but for such net loss). No further Management Fee payments shall be required to be paid after the date that distribution of all of the Partnership's assets to the Partners has been completed. In any quarter in which the Partnership would report negative cash flow from operations if the Management Fee for such quarter is paid in full in cash, payment of the Management Fee (or such lesser portion thereof as shall equal the amount of such negative cash flow) shall be deferred with interest at a rate equal to 4% per annum and shall be payable at such time as the Partnership shall have sufficient cash flow. No

Management Fee or other compensation shall be owing to GTL in connection with its services as a General Partner.

            (b) All expenses incurred in connection with the organization of the Partnership (other than expenses borne by LQSS or any Upper Tier Partner for which capital contribution credit is received pursuant to Section 4.1) will be borne by the Partnership and, to the extent not otherwise allocated by Article V, charged to the Partners' Capital Accounts according to their Percentage Interests. Such expenses, including legal and investment banking fees, are approximately $3,728,000.

            (c) The General Partners shall be reimbursed on a monthly basis for all fair and reasonable expenses they incur or make on behalf of the Partnership (including amounts paid to any Person to perform services for the Partnership or the General Partners or who is an employee of the Partnership or the General Partners). Such reimbursement shall be in addition to any reimbursement to a General Partner as a result of indemnification pursuant to Section 6.10 hereof, but shall only be in respect of reasonable out-of-pocket expenses incurred solely on behalf of Globalstar, and shall not include any amounts in respect of compensation of persons who are officers, directors or employees of GTL, the Upper Tier Partners or their Affiliates or any other corporate overhead of such persons.

            SECTION 6.7. Outside Activities. (a) Subject to Section 6.7(b), each Partner agrees, subject to the requirements of applicable law, that the Partners and their respective subsidiaries, partners, associates, employees, Affiliates and agents may engage in other business activities or possess interests in other business activities of every kind and description, independently or with others, except that no Partner or any of its subsidiaries or Affiliates shall possess an interest, directly or indirectly, in any business activity operating Similar Satellite Service until the earlier of (i) the third anniversary of the date such Partner (including its Affiliates) ceases to be a Partner of the Partnership, (ii) the beginning of the third In-Service Year and (iii) the date 183 days following the date that such Partner (including its Affiliates) ceases to be or have equity interest in a Service Provider; provided, however, that (i) a passive investment representing not more than 5% of the equity securities of a company in direct competition with the Partnership whose equity securities are listed on a nationally recognized securities exchange or (ii) the sale or provision of goods or services (except as may otherwise be specifically agreed to between the Partnership and the Partner) in the ordinary course of business of a Partner or its Affiliates shall not violate this provision. For purposes of this Section 6.7, governmental and military systems and satellite systems such as OmniTRACS or Euteltracs, and, insofar as France Telecom is concerned, intergovernmental systems, such as INMARSAT and EUTELSAT, and their respective logical extensions, shall not be considered Similar Satellite Service. This paragraph may not be amended without the consent of TESAM. ChinaSat and its Affiliates, as Chinese government entities, shall not be subject to this Section 6.7(a).

            (b) The General Partners shall not engage in any business other than management of the business and affairs of the Partnership, and shall not own any assets other than Partnership Interests, Partnership capital contributions and distributions, and related assets, without the Consent of the Disinterested Partners.

            (c) The General Partners shall not, and shall not permit any of their respective Affiliates, including SS/L, to, act as prime contractor or systems integrator for any Similar Satellite Service.

            SECTION 6.8. Partnership Funds. The funds of the Partnership shall be deposited in such account or accounts as are designated by the Partnership and shall not be commingled with any other funds. All withdrawals from or charges against such accounts shall be made by duly authorized officers or agents of the Partnership. Funds of the Partnership may be invested as determined by the Committee, except in connection with acts otherwise prohibited by this Agreement.

            SECTION 6.9. Loans from the General Partners. A General Partner or any Affiliate of the General Partner may lend to the Partnership funds needed by the Partnership for such periods of time as the General Partner may determine; provided, however, that such loan is approved in advance with the Consent of the Disinterested Partners. The Partnership shall reimburse the General Partner or its Affiliate, as the case may be, for any additional costs incurred by the General Partner or such Affiliate in connection with the borrowing of funds obtained by the General Partner or such Affiliate and loaned to the Partnership.

            SECTION 6.10. Indemnification of Partners. (a) The Partnership shall indemnify and hold harmless the Partners, the Upper Tier Partners, their respective Affiliates, and all of their respective officers, directors, partners, controlling shareholders, employees, and agents (individually, an

"Indemnitee"), from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys' fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise ("Losses"), arising out of or incidental to the business of the Partnership, regardless of whether an Indemnitee continues to be a Partner, an Affiliate, or an officer, director, partner, controlling shareholder, employee, or agent of a Partner or of an Affiliate at the time any such Loss is paid or incurred, if the Indemnitee's conduct did not constitute actual fraud, gross negligence, knowing breach of specific provisions of this Agreement or willful or wanton misconduct. The termination of any action, suit, or proceeding by settlement or upon a plea of nolo contendere, or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee's actions constituted actual fraud, gross negligence or willful or wanton misconduct.

            (b) Expenses (including legal fees and expenses) incurred in defending any proceeding subject to subsection (a) of this Section 6.10 shall be paid by the Partnership in advance of the final disposition of such proceeding upon receipt of an undertaking (which need not be secured) by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined, by a court of competent jurisdiction or otherwise, that the Indemnitee is not entitled to be indemnified by the Partnership as authorized hereunder.

            (c) The indemnification provided by this Section 6.10 shall be in addition to any other rights to which each Indemnitee may be entitled under any agreement or vote of the Partners, as a matter of law or otherwise, both as to action in the Indemnitee's capacity as a Partner or as a partner, controlling shareholder, officer, director, employee or agent of a Partner, or as to action in the Indemnitee's capacity as a Person serving at the request of the Partnership as set forth above, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Indemnitee. Such indemnification, however, shall only apply to Losses incurred by virtue of the Indemnitee's status as a Partner, the Upper Tier Partner, Affiliate or officer, director, partner, controlling shareholder, employee or agent thereof, and not as to Losses incurred in other capacities (for example, by virtue of being a Service Provider or otherwise contracting with the Partnership).

            (d) The Partnership may purchase and maintain insurance on behalf of any one or more Indemnitees and other such Persons as the Partnership shall determine against any liability which may be asserted against or expense which may be incurred by such Person in connection with the Partnership's activities, whether or not the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

            (e) Any indemnification hereunder shall be satisfied only out of the assets of the Partnership and no Partner shall be subject to personal liability by reason of these indemnification provisions.

            (f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.10 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

            (g) The provisions of this Section 6.10 are for the benefit of the Indemnitees and the heirs, successors, assigns, administrators and personal representatives of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Persons.

            (h) Any Person that proposes to assert the right to be indemnified under this Article VI shall, promptly after receipt of notice of any action which is subject to indemnification hereunder, notify the Partnership of the commencement of such action, enclosing a copy of all papers served. The failure so to notify the Partnership of any such action shall not relieve it from any liability that it may have to any indemnified party hereunder, unless such party is prejudiced thereby. In case any such action shall be brought and notice given to the Partnership of the commencement thereof, the Partnership shall be entitled to participate in, and to assume the defense thereof, with counsel reasonably satisfactory to the indemnified party, and after notice from the Partnership to such indemnified party of its election so to assume the defense thereof, the Partnership shall not be liable to such indemnified party for any legal or other expenses, except as provided below and except for the reasonable costs of investigation subsequently incurred by such indemnified party at the request of the Partnership in connection with the defense thereof. The indemnified party shall have the right to employ separate counsel and to participate in (but not control) any such action, but the fees and expenses of such counsel shall be the expense of such indemnified party unless (i) the employment of counsel by such indemnified party has been authorized by the Partnership, (ii) the employment of separate counsel is necessitated by a conflicting interest among indemnified parties, or (iii) the Partnership shall not in fact have employed counsel to assume the defense of such action. In each such case, the fees and expenses of counsel shall be at the expense of the Partnership. The Partnership shall not be liable for any settlement of any action or claims effected without its written consent unless the Partnership has failed to assume the defense of any such action or claims.

            SECTION 6.11. Liability of General Partners. (a) The General Partners, the Upper Tier Partners and their respective Affiliates and all officers, directors, partners, controlling shareholders, employees and agents of the General Partners, the Upper Tier Partner and their respective Affiliates shall not be liable to the Partnership or to the Limited Partners for any losses sustained or liabilities incurred as a result of any act or omission of the General Partners, their Affiliates or any such officers, directors, partners, controlling shareholders, employees or agents if (i) the General Partner, such Affiliate, or such officer, director, partner, controlling shareholder, employee or agent acted in good faith and in a manner it or he reasonably believed to be in, or not opposed to, the best interests of the Partnership, and (ii) the conduct of the General Partner, such Affiliate or such officer, director, partner, shareholder, employee or agent did not constitute gross negligence or Nonperformance. For purposes of this Agreement, any act or omission, if done or omitted to be done in reliance upon the advice of legal counsel or public accountants (the "Professionals") selected with reasonable care, will be conclusively presumed to have been done or omitted to be done in good faith and not to constitute willful or wanton misconduct, gross negligence or Nonperformance; provided, however, that the reliance was reasonable and the General Partner had disclosed all relevant facts to the Professionals.

            (b) Each General Partner shall fully indemnify and hold harmless the Limited Partners and their Affiliates and their respective partners, officers, directors, employees and agents to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including attorney's fees and disbursements), judgments, fines, settlements and other amounts including, but not limited to, those arising directly or indirectly from or relating to any civil, criminal, administrative or investigative proceeding, arising out of or incidental to conduct by such General Partner or one of its Affiliates with respect to the business or activities of or relating to the Partnership which constituted bad faith, gross negligence or Nonperformance. The obligations of a General Partner under this Section 6.11 shall extend only to its own acts or omissions or acts or omissions by one of its Affiliates and not with respect to acts or omissions of the other General Partner or its Affiliates. For purposes of the preceding sentence, actions by the Committee shall be deemed to be actions of LQSS only. GTL shall not be deemed to be an Affiliate of LQSS and LQSS shall not be deemed to be an Affiliate of GTL, for purposes of this Section 6.11(b) with respect to any action determined solely by directors who are not employed by, or otherwise affiliated with Loral SpaceCom.

            SECTION 6.12. Other Matters Concerning the General Partners. (a) Each General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

            (b) A General Partner may consult with legal counsel, Service Providers, and other consultants and advisers selected by it, and any advice of such Person as to matters which the General Partner believes to be within such Person's professional experience shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by the General Partner hereunder in good faith and in accordance with such advice. Any such Person receiving confidential information shall be deemed to be bound by a confidentiality agreement containing substantially the same terms as Section
15.12 hereof.

            SECTION 6.13. Conversion to Corporate Form. (a) In the event that the Committee shall determine that it is desirable or helpful for the business of the Partnership to be conducted in a corporate rather than in a partnership form, the Committee may incorporate the Partnership or take such other action as it may deem advisable in light of such changed conditions, including, without limitation, dissolving the Partnership, provided that, the Committee may not incorporate the Partnership without the Consent of the Partners. In connection with any such incorporation of the Partnership, the Partners shall receive, in exchange for their Partnership Interests, shares of capital stock of such corporation having the same relative rights and preferences as to dividends and distributions and the same voting and transfer rights, subject in each case to any modifications required solely as a result of the conversion to corporate form (all such rights and preferences being referred to, collectively, as "Equity Rights"), as are set forth in this Agreement as among the holders of interests in the Partnership.

            (b) Prior to taking any such action to incorporate the Partnership, the Committee shall submit to the Partners the proposed forms of a certificate or articles of incorporation, by-laws, shareholders' agreement and any other governing documents proposed to be established for such corporation (the "Governing Documents"). If Limited Partners holding Partnership Interests representing at least 20% (or 15% in the event GTL becomes a Limited Partner pursuant to Section 6.3 hereof) of the total number of outstanding Partnership Interests held by all Limited Partners (not including any Partnership Interest held by LQSS or its Affiliates) notify the Committee within 15 days of the date the proposed forms of Governing Documents are submitted to the Limited Partners that they have concluded in good faith that, based upon such Governing Documents, the shares of capital stock of such corporation proposed to be issued to them in exchange for such Partnership Interests do not have the same Equity Rights as are set forth in this Agreement, the Committee and such Limited Partners shall negotiate in good faith to resolve any differences with respect thereto. If the Committee and such Limited Partners do not resolve such differences, the Committee may appoint an investment banking firm of internationally recognized standing reasonably acceptable to such Limited Partners to advise the Partnership as to such dispute, and the conclusion of such firm shall be binding on the parties, and any modification recommended by such investment banking firm in the Equity Rights shall be incorporated into the Governing Documents. Nothing contained herein shall be construed to give the Limited Partners any right to cause the business of the Partnership to be conducted in corporate form or to limit the right of the Committee to elect, at any time, to continue such business as a partnership.

            SECTION 6.14. FCC Compliance. The Partners hereby understand, agree and acknowledge that the rights described in Section 4.1(b)(i) of this Agreement are subject to the Communications Act, and the rules and regulations promulgated thereunder.


                                  ARTICLE VII.
                 RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS

            SECTION 7.1. Limitation of Liability. No Limited Partner shall be personally liable for any debts, liabilities or obligations of the Partnership, whether to the Partnership, to the General Partners, or to creditors of the Partnership, beyond

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

the amount contributed by such Limited Partner to the capital of the Partnership and such Limited Partner's share of the accumulated but undistributed profits of the Partnership and the amount of any distribution (including the return of any Capital Contribution) made to such Limited Partner that must be returned to the Partnership pursuant to applicable state law. The General Partners shall use reasonable efforts, in the conduct of the Partnership's business, to put all Persons with whom the Partnership does business on notice that the Limited Partners and their Affiliates are not liable for Partnership obligations, and all material agreements to which the Partnership is a party shall include a statement to the effect that the Partnership is a limited partnership organized under the laws of Delaware.

            SECTION 7.2. Management of Business. The Limited Partners shall not take part in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. No Limited Partner has the right to require the partition of Partnership property or compel any sale or appraisal of Partnership assets or sale of a deceased Partner's interest therein.


                                  ARTICLE VIII.
                     BOOKS, RECORDS, ACCOUNTING AND REPORTS

            SECTION 8.1. Records and Accounting. The Partnership shall keep or cause to be kept appropriate books and records with respect to the Partnership's business, which books shall at all times be kept at the principal office of the Partnership. Any records maintained by the Partnership in the regular course of its business, books of account and records of Partnership proceedings, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so kept are convertible into clearly legible written form within a reasonable period of time. The records and books of account of the Partnership will be audited as of the end of each Fiscal Year by Deloitte & Touche LLP ("Deloitte & Touche"). In the event the Partnership shall seek to replace Deloitte & Touche, the Partnership shall select as Deloitte & Touche's successor independent certified public accountants of recognized international standing (other than the principal auditors of Loral SpaceCom or Qualcomm), provided that such choice may be disapproved once, but only once, by a vote requiring the Consent of the Partners, and thereafter such accountants may be selected by the Partnership in its sole discretion (other than the principal auditors of Loral SpaceCom or of Qualcomm).

            SECTION 8.2. Fiscal Year. The fiscal year (the "Fiscal Year") of the Partnership shall be the calendar year, unless otherwise determined by the Partnership in its sole discretion.

            SECTION 8.3. Reports and Annual Meeting. (a) As soon as practicable, but in no event later than 90 days after the close of each fiscal year, the Partnership shall deliver to the Partners reports containing financial statements of the Partnership for the fiscal year, presented in accordance with GAAP, including a balance sheet, a statement of income, a statement of Partners' equity and a statement of changes in cash flow, such statements to be audited by the firm of independent certified public accountants selected in accordance with
Section 8.1.

            (b) As soon as practicable, but in no event later than 45 days after the close of each calendar quarter, including the last calendar quarter of each fiscal year, the Partnership shall deliver to the Partners a quarterly report containing a balance sheet and statements of income and changes in financial position for such calendar quarter.

            (c) In addition to any meetings of the Partners called pursuant to
Section 6.1(b)(xiii) or any Representatives Meeting called pursuant to Section 6.2(g), the Partnership shall hold an annual meeting of the Partners ("Annual Meeting") on fifteen (15) days prior written notice to the Partners, such Annual Meeting to be held no sooner than thirty (30) days and no later than sixty (60) days after delivery to the Partners of the annual financial statements for the preceding fiscal year pursuant to Section 8.3(a). At the Annual Meeting, officers of the Partnership will review the operations of the Partnership during the preceding year, discuss the plans and operating budget for the current year and any amendments to the Business Plan and answer whatever questions may be raised by representatives of the Partners at the Annual Meeting.

            SECTION 8.4. Disclosure to Limited Partners. (a) The Limited Partners shall have full access to all financial and other information directly related to the business and affairs of the Partnership. In particular, the following will be open for examination, by any Limited Partner or his duly authorized representatives:

            (i) books and records pertaining to the Partnership's business showing all of its assets and liabilities, receipts and disbursements, realized profits and losses, and all transactions (including all contracts and commitments) entered into by the Partnership;

            (ii) a current list of the full name and last known mailing address of each Partner set out in alphabetical order, together with a list showing the Capital Contributions and Capital Account of each Partner;

            (iii) a copy of the Certificate of Limited Partnership and all amendments to it, together with executed copies of any powers of attorney pursuant to which the Certificate and any amendments to it have been executed;

            (iv) copies of all the Partnership's U.S. Federal, state, local and foreign income tax returns and reports, if any; and

            (v) copies of this Agreement as may be amended from time to time.

            (b) The Partnership shall make available, on a reasonable basis, its financial officers and auditors to the Limited Partners for consultation and to respond to questions of the Limited Partners relating to the financial condition of the Partnership. The Partnership will prepare and mail to each Limited Partner promptly upon the request of any Limited Partner such further information concerning the business, affairs and financial conditions of the Partnership, as any Limited Partner may reasonably request.

            (c) Notwithstanding the provisions set forth in this Section 8.4, the Partnership may keep confidential from the Limited Partners for a period of time deemed reasonable by it information (excluding any matters required to be disclosed pursuant to Section 8.3 or clause (ii)-(v) of Section 8.4) to the extent the Partnership, in good faith, determines (i) that disclosure is not in the best interests of the Partnership, (ii) that disclosure could damage the Partnership or its business or (iii) that the Partnership is required by law or by a third party to keep the information confidential.

            SECTION 8.5. Determination of Book Value of Partnership Assets. (a) Except as set forth below, Book Value of any Partnership asset is its adjusted basis for federal income tax purposes.

            (a) The initial Book Value of any assets contributed by a Partner to the Partnership shall be the gross fair market value of such assets. The Book Value of property and property rights contributed by LQSS and described in
Section 4.1(b)(i) and (ii) shall be the amount allocated to them pursuant to
Section 4.1(b).

            (b) The Book Values of all of the Partnership's assets shall be adjusted by the Partnership to equal their respective gross fair market values as of the following times: (a) the admission of a new Partner to the Partnership or acquisition by an existing Partner of an additional interest in the Partnership from the Partnership (including the acquisition of PPIs as set forth in Section 4.1(d)); (b) the distribution by the Partnership of money or property to a withdrawing, retiring or continuing Partner in consideration for the retirement of all or a portion of such Partner's interest in the Partnership; and (c) the termination of the Partnership for Federal income tax purposes pursuant to section 708(b)(1)(B) of the Code; provided, however, that no adjustment shall be made upon the issue of an OPI pursuant to Section 5.5(a)(iii) or Section 1.2(b) of Schedule C. The Partnership will not be required to make an adjustment upon the exercise of a warrant to acquire an OPI or upon a conversion of a PPI pursuant to Article III of Schedule C until the sum of the cumulative face amount of PPIs converted and the exercise price of warrants exercised since the last adjustment exceeds $15,000,000. In such case, the Partnership shall make at least one adjustment during the year and, if no other adjustment event occurs during the year and after the $15,000,000 threshold was reached, a required adjustment shall be made as of the date of the last PPI conversion or warrant exercise during the year. Upon a conversion of a PPI and an adjustment to the Book Values of Partnership assets under this Section, any resulting Capital Transaction Loss shall be first allocated to holders of OPIs whose Adjusted Capital Accounts are higher than the Adjusted Capital Accounts of the OPIs acquired on exercise of a warrant or on conversion in amounts and proportions to reduce the differences between such Adjusted Capital Accounts and any resulting Capital Transaction Gain shall first be allocated to the Capital Account of the OPIs acquired on exercise of a warrant and on conversion in an amount to reduce or eliminate the amount by which the Adjusted Capital Accounts for such OPIs are less than the Capital Account for the outstanding OPI with the highest Adjusted Capital Account. Any remaining Capital Transaction Gain or Loss shall be allocated under Section 5.1. The Partnership will promptly report any such adjustment to the Partners.

                                   ARTICLE IX.
                                   TAX MATTERS

            SECTION 9.1. Preparation of Tax Returns. (a) The Partnership shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items necessary for federal and state income tax purposes. The Partnership shall use all reasonable efforts to furnish to the Partners within 90 days of the close of the taxable year the tax information reasonably required for federal, state and foreign income tax reporting purposes. Subject to the provisions of Section 9.2, the classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes, to the extent permitted by applicable law. The taxable year of the Partnership shall be the calendar year, unless otherwise required by the federal income tax laws and the Treasury Regulations thereunder or unless otherwise determined by the Partnership.

            (b) The Partnership will prepare the state and local tax returns for those non-U.S. Limited Partners who are not otherwise engaged in business in the United States.

            SECTION 9.2. Tax Elections. Except as otherwise provided herein, the Partnership shall, in its sole discretion, determine whether to make any available election, including but not limited to an election under Code Section 709 to amortize organization and start-up expenditures over a sixty month period, and an election under Code Section 754 to adjust the bases of Partnership property with respect to the Partnership or with respect to a transferee Partner. In the event a Section 754 election is made, the Partnership may in its sole discretion charge transferees for the additional costs incurred in preparing their tax information under such election.

            SECTION 9.3. Tax Controversies. Subject to the provisions hereof, the Managing General Partner is designated the Tax Matters Partner (as defined in Section 6231 of the Code), and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. The Partners agree to cooperate with the Managing General Partner and to do or refrain from doing any or all things reasonably required by the Managing General Partner to conduct such proceedings, provided that the foregoing shall not be construed to prevent a Partner from taking steps reasonably necessary to protect and defend its own interests.

            SECTION 9.4. Taxation as a Partnership. No election shall be made by the Partnership or any Partner for the Partnership to be excluded from the application of any of the provisions of Subchapter K, Chapter 1 of Subtitle A of the Code or from any similar provisions of any state tax laws.


                                   ARTICLE X.
                              TRANSFER OF INTERESTS

            SECTION 10.1. Transfer. (a) The term "transfer," when used in this
Article X with respect to a Partnership Interest, includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition; provided however, that an exchange of Partnership Interests by LQSS or the Limited Partners pursuant to the terms of the Exchange and Registration Rights Agreement shall not, other than with respect to Section 10.4(c) hereof, be deemed to be a "transfer" for purposes of this Article X.

            (b) Any Partnership Interest may be transferred, in whole or in part, provided that such transfer shall be made, where applicable, in accordance with the terms and conditions set forth in this Article X. Any transfer or purported transfer of any Partnership Interest not made in accordance with this
Article X shall be null and void.

            (c) Notwithstanding anything contained herein to the contrary, no transfer of a Partnership Interest may be made if such transfer (i) would violate the then applicable federal or state securities laws or rules and regulations of the Securities and Exchange Commission, state securities commissions, the Communications Act, or rules and regulations of the FCC and any other government agencies with jurisdiction over such transfer or (ii) would affect the Partnership's existence or qualification under the Delaware Act. In the event a transfer of a Partnership Interest is otherwise permitted hereunder, notwithstanding any provision hereof, no Partner shall transfer all or any portion of such Partner's Partnership Interest unless and until such Partner, upon the request of the Partnership, delivers to the Partnership an opinion of counsel, addressed to the Partnership, reasonably satisfactory to the Partnership, to the effect that (1) such Partnership Interest has been registered under the Securities Act and any applicable state securities laws, or that the proposed transfer of such Partnership Interest is exempt from any registration requirements imposed by such laws and that the proposed transfer does not violate any other applicable requirements of federal or state securities laws and (2) that such transfer will not adversely affect the tax status of the Partnership. Such opinion shall not be deemed delivered until the Partnership confirms to such Partner that such opinion is acceptable, which confirmation will not be unreasonably withheld.

            (d) For so long as the Exchange Right is in effect, each of the Partners hereby agrees that it will not (i) make a public offering of its Partnership Interests, or (ii) transfer any of their Partnership Interests to a Person, other than to GTL, if (x) such Partnership Interests would constitute all or substantially all of the assets of such transferee and (y) the purpose of the transfer is to enable the transferee Person make a public offering of its equity interests.

            SECTION 10.2. Transfer of Interests of General Partners. (a) Subject to Section 12.1 hereof, a General Partner shall not transfer all or any part of its Partnership Interests without the Consent of the Disinterested Partners; provided, that a transfer by GTL is further subject to the provisions of Section
6.3 hereof. A General Partner may transfer any or all of its Partnership Interests to an Affiliate of the General Partner ("Affiliate Successor") without such approval; provided however, that in the case of GTL, GTL may transfer only to an Affiliate that is 100% owned by GTL and any such transfer shall be subject to the consent of the Managing General Partner, which consent may be granted or withheld in the Managing General Partner's sole discretion. Such transfer to an Affiliate Successor shall not relieve the General Partner of any of its obligations hereunder unless the Affiliate Successor has been adjudged by the Consent of the Disinterested Partners (which consent shall not be unreasonably withheld) to be a Person that has at least such comparable financial strength and technical and managerial capabilities and know-how sufficient for it to perform its duties and obligations hereunder. The Partners hereby consent to any such approved transfer or any transfer to an Affiliate Successor, subject to the provisos set forth above. The Affiliate Successor of a General Partner pursuant to this Section 10.2 shall be admitted to the Partnership as General Partner immediately prior to the effective date of transfer of the General Partner's Partnership Interests and the Affiliate Successor shall continue the business and operations of the Partnership without dissolution provided that prior to such effective date the Affiliate Successor shall have furnished to (a) the Partnership (i) acceptance in form satisfactory to counsel to the Partnership of all the terms and conditions of this Agreement and (ii) such other documents or instruments as may be required by such counsel in order to effect such transfer and (b) to the other Partners an opinion of counsel to the effect that such transfer will not adversely affect the tax status of the Partnership. Such opinion will not be deemed furnished until approved by the Consent of the Partners, which consent will not be unreasonably withheld. The transferring General Partner hereby further agrees to hold the Partnership and each other Partner wholly and completely harmless from any cost, liability or damage (including, without limitation, liabilities for income taxes and costs of enforcing this indemnity) incurred by any of such indemnified Persons as a result of a transfer or attempted transfer by it in violation of this Agreement.
(a) Notwithstanding anything to the contrary contained herein, a General Partner will not take any action which would constitute or result in the transfer of control of the Partnership if such transfer would require, under existing law (including, without limitation, the written rules and regulations promulgated by the FCC), the prior approval of the FCC, without first obtaining such approval of the FCC.

            (b) A General Partner shall diligently prosecute its application for approval of the transfer identified in Section 10.2(b) hereof and shall immediately provide to the FCC all information requested by the FCC in connection with the application.

            (c) Prior to the FCC's grant of the approval of the transfer application identified in Section 10.2(b) hereof, a General Partner seeking to transfer its Partnership Interests shall continue to act in a manner consistent with the provisions of Article VI of this Agreement.

            (d) Any transfer by GTL, other than to an Affiliate, shall be further subject to a right of first offer as set forth in Section 10.3(b) hereof fully as though it were a Limited Partner.

            SECTION 10.3. Transfer of Interests of Limited Partners.

            (a) Restrictions on Transfers. Except as expressly permitted or required by this Agreement or by the Limited Partner's Subscription Agreement, absent a Change of Control, as defined below, no Limited Partner shall transfer all or any portion of its Partnership Interests or any rights therein within the three year period following March 23, 1994 without the consent of the General Partners acting through the Committee

(which consent shall not be unreasonably withheld or delayed), and provided that if such consent is given, any such transfer shall be subject to Section 10.3(b) and (c) hereof; provided, however, that a Limited Partner may transfer any or all of its Partnership Interests to an Affiliate of such Limited Partner without such approval. Any transfer or attempted transfer by any Limited Partner in violation of the preceding sentence shall be null and void and of no effect whatsoever. Each Limited Partner hereby acknowledges the reasonableness of the restrictions on transfer imposed by this Agreement in view of the Partnership purposes and the relationship of the Partners. Accordingly, the restrictions on transfer contained herein shall be specifically enforceable. Each Limited Partner hereby further agrees to hold the Partnership and each Partner (and each Partner's successors and assigns) wholly and completely harmless from any cost, liability, or damage (including, without limitation, liabilities for income taxes and costs of enforcing this indemnity) incurred by any of such indemnified Persons as a result of a transfer or an attempted transfer in violation of this Agreement. As used in this Section 10.3, a "Change of Control" shall be deemed to have occurred if (i) any person or group (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired ownership of a majority of the voting stock of Loral SpaceCom, or (ii) Loral SpaceCom shall no longer be in control, directly or indirectly, of LQSS.

            (b) Rights of First Offer. Except as expressly permitted or required by this Agreement or by the Limited Partner's Subscription Agreement, absent a Change of Control, no Limited Partner shall transfer any or all of its Partnership Interests unless the Limited Partner desiring to make the transfer (the "Transferor") shall have first made the offers to sell to the other Partners and, as hereinafter provided, to the Partnership (the "Offerees") and such offers shall not have been accepted.

            (i) Copies of the Transferor's offer (the "Offer Notice") shall be given to the Offerees and shall consist of an offer to sell to the Offerees such number of Partnership Interests (the "Offered Interests") then proposed to be transferred by the Transferor, at a cash price designated by the Transferor ("Stated Price"), upon only customary terms and conditions, representations, warranties, covenants and conditions.

            (ii) Within 15 days after the receipt of the offer described in
      Section 10.3(b)(i) above, each Partner Offeree may, at its option, by written notice elect to purchase some or all the Offered Interests, as specified in such notice, provided that in the event of an oversubscription, purchases will be pro rated according to the relative Percentage Interest of all Partners Offerees electing to exercise their rights of first offer, subject to the 20% ownership limitation set forth in Section 4.12 hereof. The Partner Offerees shall exercise such option by giving notice thereof to the Transferor within such 15-day period. The Partnership will promptly inform each Partner Offeree in the event that fewer than all of the Offered Interests are subscribed for, and each Partner Offeree may, within 48 hours thereafter, increase the amount of its requested maximum subscription.

            (iii) Within 10 days after the expiration of the Partners' exercise period set forth in Section 10.3(b)(ii), if the Partners choose not to exercise all their rights of first offer under Section 10.3(b)(ii), the Partnership may, at its option, with the Consent of the Partners, elect to purchase some or all of the remaining Offered Interests, unless it shall have refused a request to waive the provisions of Section 4.12 with respect to a proposed purchase by one or more Limited Partners pursuant to
      Section 10.3(b)(ii) above. The Partnership shall exercise such option by giving notice thereof to the Transferor within such 10-day period.

            (iv) If the Transferor's offer shall not be fully subscribed by the Partners and/or the Partnership at the end of the twenty-five day period described above, the Transferor shall terminate its offer to the Offerees on the twenty-sixth day after receipt by the Offerees of the Transferor's Offer Notice (the "Termination Date") and the Transferor shall be free to solicit offers for its Offered Interests from third parties for a period of three months following the Termination Date; provided, however, that the Transferor shall not offer the Offered Interests at a price that is less than 95% of the Stated Price, and provided further that if the sale to the third party is other than entirely for cash on terms described in clause (a) above, the Transferor shall certify to each of the other Partners as to the cash value of any noncash consideration. In the event that the Transferor shall have offered the Offered Interests to third parties at a price that is less than 95% of the Stated Price or the three month period shall have lapsed and no bona fide sale of the Offered Interests shall have been made by the Transferor to a third party, the restrictions provided for herein shall again become effective, and no transfer of Offered Interests may be made thereafter without again offering the same in accordance with this Section 10.3.

            (v) The above-described right of first offer will apply following any public offering of Partnership Interests, provided that once the Partners shall have declined to accept an offer at the then-prevailing market price of the Partnership Interests, the Transferor shall have the right to sell at any price equal to or in excess of 95% of the prevailing market price at the time it is permitted to sell hereunder.

            (c) Permitted Transfers of Limited Partner Interests. Sections 10.3(a) and (b) hereof shall not apply to any transfer by a Limited Partner of all or any portion of its Partnership Interests to any Affiliate of such Limited Partner and will not apply to any of the transactions contemplated by such Memorandum of Agreement, dated as of January 1, 1995, by and between AirTouch and Loral Corporation, a New York corporation. Prior to such transfer, such Affiliate shall affirm in writing that it shall be subject to the terms and conditions of this Agreement and, if such Affiliate is not controlled by the Limited Partner transferring its Partnership Interest, the Person who controls such Affiliate shall agree in writing not to transfer control of such Affiliate for so long as such Affiliate remains a Limited Partner. If the Limited Partner transferring its interest controls such Affiliate, the Limited Partner hereby agrees that it shall not transfer control of such Affiliate for so long as such Affiliate remains a Limited Partner.

            SECTION 10.4.     Certain Transfers.

            (a) Change of Control. A Partner, substantially all of whose assets shall consist of Partnership Interests of the Partnership, shall not offer to sell its securities, or permit its securities or the securities of any controlling Affiliate to be sold, to another party if such sale would result in a "Change in Control" of that Partner until and unless such Partner shall have first made a right of first offer with respect to such securities to the other Partners and the Partnership in the same manner as that set forth in Section 10.3(a)-(b) above. For purposes of this paragraph, a "Change of Control" shall be defined as the acquisition of a majority of the voting stock or analogous equity interest of a Partner by a party other than an Affiliate of the Partner.

            (b) Pre-Approved Transfers. The provisions of Section 10.3(a) and
(b) shall not apply to any transfer of Partnership Interests contemplated by
Schedule X to the Subscription Agreements.

            (c) Prior to the third anniversary of the Global Service Date, LQSS
(i) will not withdraw, (ii) will not permit LQSS to be controlled by any Person other than Loral SpaceCom and (iii) will not, and will not permit any of its Affiliates to sell, assign or otherwise transfer securities or Partnership Interests such that, immediately following such transfer, Loral SpaceCom's direct and indirect interest in the Partnership is reduced to less than 23% of the total number of Partnership Interests outstanding. Thereafter, unless it shall have received the Consent of the Disinterested Partners, Loral SpaceCom's interest in the Partnership held through a General Partner (including GTL for so long as there has been no GTL Change of Control), whether direct or indirect, shall not be reduced to less than 15% of the total number of Partnership Interests outstanding.


                                   ARTICLE XI.
                        ADMISSION OF SUBSTITUTE PARTNERS

            SECTION 11.1. Admission of Successor Limited Partner. (a) A transferee of a Limited Partner's Partnership Interest shall not be admitted to the Partnership as a substituted Limited Partner, until the transferee shall have furnished the Partnership with an agreement, in form reasonably satisfactory to the Partnership, to be bound by all the terms and conditions of this Agreement and such other documents or instruments as may be required by the Partnership in order to effect such transferee's admission as a Limited Partner. Prior to the time that any transferee of Partnership Interests is admitted to the Partnership as a Partner, it will have only the rights of a transferee under Delaware law, shall have no right to require any information or account of the Partnership transactions constituting Confidential Information or to inspect the Partnership's books.

            (b) Any transferee of a Limited Partner's Partnership Interest who meets the requirements of subsection (a) may be admitted as a substituted Limited Partner in the Committee's sole discretion.

            (c) For a transferee of a Limited Partner's Partnership Interest to be admitted as a substituted Limited

Partner under subsection (d) or (e) below, the transferee must deliver to the Partnership an opinion of counsel, addressed to the Partnership and in form and substance satisfactory to the Partnership, to the effect that, assuming the Partnership has the corporate characteristic of free transferability of interests and that the transferee is admitted as a substituted Limited Partner, the Partnership would be classified as a partnership for federal income tax purposes and would not be classified as an association taxable as a corporation.

            (d) Any transferee of a Limited Partner's Partnership Interest who meets the requirements of subsections (a) and (c) and who is an Affiliate of the transferor will be admitted as a substituted Limited Partner.

            (e) Any transferee of a Limited Partner's Partnership Interest who meets the requirements of subsections (a) and (c) will be admitted as a substituted Limited Partner with the consent of the Committee, which consent will not be unreasonably withheld.

            SECTION 11.2. Admission of Successor General Partner. A successor General Partner selected pursuant to Section 12.1 or the transferee of or successor to the entire Partnership Interest of a General Partner pursuant to
Section 10.2 shall be admitted to the Partnership as a General Partner, effective immediately prior to the withdrawal of the withdrawing General Partner and upon the receipt of proper FCC approval pursuant to Section 10.2(b), and shall continue the business of the Partnership without dissolution. Notwithstanding the foregoing, the provisions of Section 11.1 shall govern the admission of a transferee in a transfer resulting in a GTL Change of Control or a Reduction in Interest as though GTL were a Limited Partner. The successor General Partner shall furnish to the Partnership (a) acceptance in form satisfactory to counsel to the Partnership of all the terms and conditions of this Agreement and (b) such other documents or instruments as may be required by such counsel in order to effect its admission as a General Partner. No such admission shall be effected until the General Partner delivers to the Partnership an opinion of counsel, addressed to the Partnership and its Partners to the effect that such admission will not adversely affect the tax status of the Partnership. Such opinion will not be deemed delivered until approved by the Consent of the Disinterested Partners, which consent will not be unreasonably withheld. Any transferee of less than all of the Partnership Interests of a General Partner pursuant to Section 10.2 shall have only the rights of an assignee under Delaware law, shall have no right to require any information or account of the Partnership transactions constituting Confidential Informa-tion or to inspect the Partnership's books and shall not be admitted to the Partnership as a successor General Partner.

            SECTION 11.3. Amendment of Agreement and of Certificate of Limited Partnership. For the admission to the Partnership of any successor Partner, the Partnership shall take all steps necessary and appropriate to prepare and record or file as soon as practicable an amendment of this Agreement and the Certificate of Limited Partnership and may for this purpose exercise the power of attorney granted pursuant to Section 1.4.


                                  ARTICLE XII.
                              WITHDRAWAL OR REMOVAL

            SECTION 12.1. Withdrawal or Removal of the General Partners. (a) Any transfer by a General Partner of all of its Partnership Interests as a General Partner pursuant to Section 10.2 or the conversion of all of its Partnership Interests pursuant to the Exchange and Registration Rights Agreement shall constitute the withdrawal of the General Partner for purposes of, and may be effected only in accordance with, this Section 12.1 and in the case of GTL, shall be further subject to the provisions of Section 6.3 and in the case of LQSS, 10.4(c) hereof. A General Partner may not withdraw from the Partnership as General Partner unless it gives at least 90 days prior written notice of such withdrawal to the other Partners, such withdrawal shall have been approved by Consent of the Disinterested Partners and a successor General Partner shall have been elected by Consent of the Disinterested Partners; provided, however, that such transfer shall not relieve the General Partner of any of its obligations hereunder unless the transferee has been adjudged by the Consent of the Disinterested Partners (which consent shall not be unreasonably withheld) to be a Person that has at least such comparable financial strength and technical and managerial capabilities and know-how sufficient for it to perform its duties and obligations hereunder and it has assumed all preexisting liabilities and obligations of the General Partner. The notice and election described above shall not be required in connection with a withdrawal resulting from a transfer of all of the General Partner's Partnership Interest to an Affiliate Successor, but the General Partner shall not be relieved of any of its obligations hereunder without the Consent of the Disinterested Partners required under the third sentence of Section 10.2(a).

            (b) A General Partner may be removed if such removal is for Nonperformance and if such removal is approved with the Consent of the Disinterested Partners. Such removal shall be effective immediately subsequent to the admission of the successor general partner who shall be subject to the qualifications of Section 12.1(a) hereto. The right to remove a General Partner shall not exist or be exercised unless the Partnership has received an opinion of counsel (which may be counsel selected by Consent of the Disinterested Partners) that the removal of the General Partner and the selection of a successor general partner (a) would not cause the loss of limited liability pursuant to Delaware law of the Limited Partners under this Agreement, and (b) would not cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes.

            (c) A General Partner will be discharged from, and the Partnership or any Person or Persons continuing the business of the Partnership in the event it has dissolved, shall assume and pay, as they mature, all Partnership obligations and liabilities that exist on the date of a General Partner's removal or Approved Withdrawal from the Partnership and, except as otherwise expressly provided herein, will hold the General Partner harmless from any action or claim arising or alleged to arise from such assumed obligations and liabilities accruing after such date. The Partnership or any such Person or Persons continuing the business of the Partnership will promptly pay all creditors as of such date or notify such creditors (i) of the withdrawal or removal of such General Partner, as the case may be, (ii) of the discharge of such General Partner from all of the Partnership's obligations and liabilities, and (iii) of the assumption thereof by the Partnership or such Person or Persons continuing the business of the Partnership. The Partnership or such Person or Persons continuing the business of the Partnership if the Partnership has dissolved will use reasonable efforts to procure and execute an agreement from creditors of the Partnership discharging such General Partner from liability to such creditors as of the date of such removal or Approved Withdrawal of such General Partner. Nothing contained in this Section 12.1 shall relieve a General Partner of any liability it may have as of the date of its withdrawal under
Section 6.11(b). As used in this Section 12.1(c), the term "Approved Withdrawal" shall mean a withdrawal of a General Partner following the election of a successor General Partner by Consent of the Disinterested Partners pursuant to the second sentence of Section 12.1(a) and approval by Consent of the Disinterested Partners of such successor General Partner's financial strength and technical and managerial capabilities and know-how pursuant to the proviso to the second sentence of
Section 12.1(a) or, in the case of an Affiliate Successor, approval by Consent of the Disinterested Partners of such Affiliate Successor's financial strength and technical and managerial capabilities and know-how pursuant to the third sentence of Section 10.2(a).

            (d) Upon such removal, and the election of a successor General Partner, the interest of a General Partner in the Partnership shall be converted into limited Partnership Interests, provided that, no representative of such Limited Partner will be entitled to a vote with respect to such Partnership Interests to the extent the voting thereof is controlled by Loral SpaceCom pursuant to Section 6.4 of the LQSS Partnership Agreement.

            SECTION 12.2. Right of the Managing General Partner to Become a Limited Partner. The Managing General Partner may become a Limited Partner by either (i) converting some but not all of its Partnership Interests to limited Partnership Interests or (ii) acquiring limited Partnership Interests and thereby become entitled to all of the rights of a Limited Partner to the extent of the limited Partnership Interest so converted or acquired, and the Consent of the Partners need not be obtained. Such event shall not be deemed to reduce any of the Managing General Partner's liability hereunder and will not prevent the Managing General Partner from continuing to act as a General Partner. Any transfer by the Managing General Partner of such limited Partnership Interests shall be subject to the provisions of Section 10.2(b)-(d). The Managing General Partner's Capital Contribution referred to in Section 4.1 hereof will be made in its capacity as General Partner and such Capital Contribution will not entitle the Managing General Partner to any rights of a Limited Partner, including those set forth in Article VII hereof.

            SECTION 12.3. Withdrawal of Limited Partner. A Limited Partner who shall have withdrawn from the Partnership shall have no further rights hereunder.


                                  ARTICLE XIII.
                           DISSOLUTION AND LIQUIDATION

            SECTION 13.1. Dissolution. The Partnership shall dissolve upon:

            (a)   December 31, 2044;

            (b) the withdrawal of a General Partner, or any other event that results in its ceasing to be a General Partner such as the removal, bankruptcy or dissolution of the General Partner (other than by reason of a transfer pursuant to Section 10.2 or withdrawal effective following selection of a successor pursuant to Section 12.1) unless at the time LQSS or a successor to LQSS remains a general partner of the Partnership;

            (c) a sale of all or substantially all of the assets of the Partnership;

            (d) the bankruptcy or the dissolution (and commencement of winding up) of the Managing General Partner;

            (e) any other event that under the Delaware Act would cause its dissolution, except as otherwise provided herein; or

            (f) with the Consent of the Partners, as set forth in Section 6.2(b)(v).

            For purposes of this Section 13.1, bankruptcy of the Managing General Partner shall be deemed to have occurred when (i) it commences in good faith and under appropriate circumstances a voluntary proceeding or files in good faith and under appropriate circumstances an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any involuntary proceeding, which voluntary or involuntary proceeding seeks a liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) it is adjudged bankrupt or insolvent, or has entered against it a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect, (iii) it executes and delivers a general assignment for the benefit of its creditors, (iv) it seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for it or for all or any substantial part of its properties, or (v) (1) any proceeding of the nature described in clause (i) above has not been dismissed 120 days after the commencement thereof or (2) the appointment without its consent or acquiescence of a trustee, receiver or liquidator appointed pursuant to clause (ii) above has not been vacated or stayed within 90 days of such appointment, or (3) such appointment is not vacated within 90 days after the expiration of any such stay.

            SECTION 13.2. Continuation of the Business of the Partnership after Dissolution. To the extent permitted by the Delaware Act, upon dissolution of the Partnership in accordance with Section 13.1(b), (d) or (e), the remaining Partners may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement if holders of a majority of the outstanding PPIs and a Majority in Interest of the Partners agree in writing (1) to continue the business of the Partnership and (2) to the appointment, if necessary, effective as of the date of withdrawal, of a successor Managing General Partner. Unless such an election is made within 90 days after dissolution, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is made within 90 days after dissolution, then:
(a) the reconstituted Partnership shall continue unless earlier dissolved in accordance with this Article XIII; and

            (b) all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into a new partnership agreement and certificate of limited partnership, and the successor Managing General Partner or GTL, as the case may be, may for this purpose exercise the powers of attorney granted pursuant to Section 1.4 or such similar provision in the new partnership agreement.

            SECTION 13.3. Winding Up and Liquidation. (a) Upon dissolution of the Partnership other than pursuant to Section 6.13, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to Section 13.2, the Managing General Partner or, in the event the Managing General Partner has been dissolved or removed, has become bankrupt as defined in Section 13.1 or has withdrawn from the Partnership, a liquidator or liquidating committee selected by Consent of the Partners, shall be responsible for the winding up of the affairs of the Partnership and the distribution of its assets. The Person or Persons who assume such responsibility (whether they be the Managing General Partner or not) are referred to herein as the "Liquidator." In connection with a winding up of the affairs of the Partnership, the Liquidator shall cause an accounting to be made of the assets and liabilities of the Partnership. If any liability is contingent or uncertain in amount, a reserve will be established in such amount as the Liquidator deems reasonably necessary. Upon satisfaction or other discharge of such contingency, the amount of the reserve not required, if any, will be distributed as provided in this
Section 13.3.

            (b) The Liquidator (if other than the Managing General Partner) shall be entitled to receive such compensation for its services as may be approved by Consent of the Partners. The Liquidator shall agree not to resign at any time without fifteen (15) days' prior written notice and (if other than the Managing General Partner) may be removed at any time, with or without cause, by notice of removal signed by Consent of the Partners. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within thirty (30) days thereafter be selected by Consent of the Partners. The right to appoint a successor or substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions hereof, and every reference herein to the Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner herein provided. Except as expressly provided in this Article XIII, the Liquidator appointed in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Committee under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein.

            (c) The Liquidator shall liquidate the assets of the Partnership, and apply and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

            (i) to the payment of Partnership creditors, including Partners in respect of loans or guaranteed payments, in order of priority provided by law;

            (ii) to the establishment of reasonable reserves for contingencies; and

            (iii) to the Partners in proportion and to the extent of the positive balances in their respective Capital Accounts (determined after applying the provisions of Article V).

            (d) The Liquidator shall be authorized to sell any, all or substantially all of the assets of the Partnership for deferred payment obligations, and to hold, collect and otherwise administer any such obligations or any other deferred payment obligations held or acquired as assets of the Partnership, regardless of the terms of such obligations.

            (e) A reasonable time, including, without limitation, any time required to collect deferred payment obligations, shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the Liquidator to minimize the normal losses attendant upon the liquidation. Upon the Liquidator's compliance with the foregoing distribution plan, the Partners shall execute, acknowledge, swear to and cause to be filed a Certificate of Cancellation of the Partnership. Except as otherwise expressly provided herein, the General Partners shall not be personally liable for the return of the original investment or contributions of the Limited Partners, or any portion thereof. Any such return shall be made solely from Partnership assets and in accordance with the express provisions hereof.

            (f) If, in the process of collecting any deferred payment obligation generated by a sale of assets of the Partnership, the Partnership reacquires any such assets, and if, at such time, there is a Managing General Partner and the same so determines, the Partnership shall be reconstituted with the Consent of the Partners upon the terms and conditions hereof.

            SECTION 13.4. Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution provided for in Section 13.3, the Partnership shall be terminated, and the Liquidator (or the General Partners and the Limited Partners if necessary) shall cause the cancellation of the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Partnership.

            SECTION 13.5. Return of Capital. Except as otherwise expressly provided herein, the General Partners shall not be personally liable for the return of the Capital Contribution of the Limited Partners, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

            SECTION 13.6. Waiver of Partition. Each Partner hereby waives any rights to partition of Partnership property.

            SECTION 13.7. Deficit Upon Liquidation. Upon liquidation, the Partners shall not be obligated to the Partnership for any deficit in their Capital Accounts.

                                  ARTICLE XIV.
                       AMENDMENT OF PARTNERSHIP AGREEMENT;
                              MEETINGS; RECORD DATE

            SECTION 14.1. Amendments to be Adopted Without Consent of the Partners. The Partnership (pursuant to powers of attorney granted under Section
1.4 hereof), without the Consent of the Partners, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

            (a) a change in the name of the Partnership approved with the Consent of the Partners or a change in the location of the principal place of business of the Partnership;

            (b) a change that the Partnership, based upon the opinion of outside counsel, furnished to all the Partners, has determined to be reasonable and necessary or advisable (i) to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or (ii) to ensure that the Partnership will not be treated other than as a partnership for federal income tax purposes;

            (c) a change (i) that the Partnership, based upon the opinion of outside counsel, furnished to all the Partners, has determined is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute, compliance with any of which the Partnership deems to be in the best interests of the Partners, or (ii) that is expressly required or expressly contemplated by this Agreement or is otherwise herein expressly permitted to be made by the Partnership;

            (d) immaterial amendments to correct any mistake or clear omission or to reflect the surrender of any rights or the assumption of any additional responsibilities by the General Partners; or

            (e) any amendment necessary to give effect to the issuance and sale of Additional Partnership Interests permitted by Sections 4.4 and 4.10 hereof or to give effect to the admission of any Additional Limited Partners pursuant thereto, including such amendments to Article V hereof as are necessary to give effect to any allocations of Income or Loss to the holder of such Additional Partnership Interests and any distributions to be made to such holders and do not adversely affect the other Partners.

            SECTION 14.2. Amendment Procedures. Except as provided in Section 14.1, all amendments to this Agreement shall be made in accordance with the following requirements. Subject to Sections 6.2(b)(i) and 14.1, any proposed amendment shall be effective only upon the consent of the Committee and the Consent of the Partners, provided, that no amendment adversely affecting the capital account or other economic rights of any Partner shall be made without such Partner's consent. Promptly after the adoption of an amendment to this Agreement as provided hereunder, the Partnership shall forward a copy of such amendment to each Partner.


                                   ARTICLE XV.
                               GENERAL PROVISIONS

            SECTION 15.1. Addresses and Notices. The address of each Partner for all purposes shall be the address as set forth on the signature page of this Agreement or such other address of which each other Partner has received written notice. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be sent to the party to whom the notice is to be given, by telex, fax (confirmed by first class mail, postage prepaid), telegram or first class mail, postage prepaid and properly addressed as provided in this Agreement (in each case such notice shall be deemed to have been duly given on the day the notice is first received by that party) or to such other address or Person as may be designated by a party, by notice given in accordance with this Section.

            SECTION 15.2. Titles and Captions. All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to "Articles" and "Sections" are to Articles and Sections of this Agreement.

            SECTION 15.3. Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

            SECTION 15.4. Further Action. (a) The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

            (b) At any time or times, upon the request of the Partnership, the Partners hereby agree to sign and swear to any certificate required by Delaware or other applicable law, to sign and swear to any amendment to or cancellation of any such certificate whenever such amendment or cancellation is required by or appropriate under law, to sign and swear to or acknowledge similar certificates or affidavits or certificates of fictitious firm name, trade name or the like (and any amendments or cancellations thereof) required by or appropriate under the laws of Delaware or any other jurisdiction in which the Partnership does or proposes to do business, and cause the filing of any of the same for record wherever such filing shall be required by law.

            SECTION 15.5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

            SECTION 15.6. Integration. This Agreement together with the Subscription Agreement entered into by each Partner or the assignor of its Partnership Interests and the Mutual Non-Disclosure Agreement dated January 11, 1994, entered into by and among the Partnership and certain of its Partners (the "Mutual Non-Disclosure Agreement"), constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

            SECTION 15.7. Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership.

            SECTION 15.8. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

            SECTION 15.9. Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto independently of the signature of any other party.

            SECTION 15.10. Dispute Resolution. (a) The Parties shall attempt to resolve by good faith and diligent negotiation any dispute, controversy or claim between them arising out of or relating to this Agreement, or the breach, termination or invalidity thereof. If such negotiations are not concluded within 30 days of a Party's request for negotiations, a Party may (other than with respect to a controversy arising pursuant to Section 12.1 hereof) initiate arbitration as provided for below.

            (b) International Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, that involves a non-U.S. Party and that has not been amicably resolved pursuant to the procedures of Section 15.10(a), shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force. The language of the arbitration proceedings shall be English. The number of arbitrators shall be one. If such an international arbitration is initiated by the Partnership, the place of arbitration shall be Geneva, Switzerland, the appointing authority shall be the Chamber of Commerce and Industry of Geneva; and any arbitrator appointed by the appointing authority shall be a retired Swiss federal or cantonal judge of a federal or cantonal court of general jurisdiction or any court having appellate jurisdiction over such a court. If the arbitration is initiated by GTL or the Limited Partners, the place of arbitration shall be New York, New York; the appointing authority shall be the American Arbitration Association; and any arbitrator appointed by the appointing authority shall be a retired United States federal judge or a retired state court judge of a federal or state court of general jurisdiction or any court having appellate jurisdiction over such a court.

            (c) U.S. Arbitration. Any dispute, controversy or claim arising out of or related to this Agreement, or the breach, termination or invalidity thereof, that involves only U.S. Parties and that has not been amicably resolved pursuant to the procedures of Section 15.10(a), shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force. The language of the arbitration proceedings shall be English. The number of arbitrators shall be one. If the arbitration is initiated by the Partnership, the place of arbitration shall be San Francisco, California. If the arbitration is initiated by the Limited Partners, the place of arbitration shall be New York, New York. The appointing authority shall be the American Arbitration

Association. Any arbitrator appointed by the appointing authority shall be a retired United States federal judge or a retired state court judge of a federal or state court of general jurisdiction or any court having appellate jurisdiction over such a court.

            (d) Resolution of Common Issues. If at any time there is pending an arbitration under this Section 15.10 and such arbitration involves one or more significant issues of law or fact the resolution of which a Partner desires binding on some or all its Partners, the Partnership may give written notice to such Partners identifying the issue of law or fact the resolution of which the Partnership desires to be so binding and inviting each Partner to join in such arbitration as provided in this Section 15.10(d). Each Partner which shall have received such a notice shall have the right (but shall not be obligated) to become a party to such arbitration for the limited purpose of the resolution of such issue of law or fact. The arbitrator in such arbitration may supplement and alter the UNCITRAL Rules in their application to such arbitration as may be necessary or appropriate to accommodate the multi-party nature of the arbitration and to ensure the just, expeditious, economical and final determination of the dispute. The award in any such arbitration shall be final and binding, as to resolution of the issues of fact and law decided therein and identified in the notice from the Partnership given pursuant to this Section 15.10(d), on all of the Partners who were given notice of such arbitration and an opportunity to participate as parties therein, whether or not they participated in such arbitration.

            (e) Enforcement. Arbitral awards under this Section 15.10 shall be final and binding, and shall be enforceable in any court having jurisdiction.

            SECTION 15.11. Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW. REFERENCES HEREIN TO TEMPORARY OR FINAL TREASURY REGULATIONS ALSO REFER TO CORRESPONDING PROVISIONS OF SUCCESSOR AND SUPERSEDING REGULATIONS.

            SECTION 15.12. Confidentiality. (a) For purposes of this Agreement, "Confidential Information" shall mean all oral, written and/or tangible technical, financial, business and/or any other information of whatever kind created by the Partnership or disclosed by a Partner or its Affiliate or the Partnership (in any case "Owner") to a receiving party ("Recipient") which is confidential, proprietary and/or not generally available to the public, including, but not limited to, information relating, in whole or in part, to present and future services related to the Partnership's business, business plans and strategies, marketing ideas and concepts, pricing, volume estimates, financial data, market testing information, development plans, specifications, configurations, designs, plans, drawings, apparatus, sketches, software, hardware, data, connecting requirements or other technical and business information. Confidential Information provided by Owner shall remain the sole and exclusive property of Owner.

            (b) During the term of this Agreement, and until the fifth anniversary of the termination thereof, or in the event of the transfer by a Partner of all of its Partnership Interests prior to the termination of this Agreement, until the fifth anniversary of such transfer, Confidential
Information:

            (i) shall be treated in confidence by Recipient and shall be used only for purposes of Recipient's performance of its obligations under this Agreement, or any other written agreement between Owner and Recipient entered into subsequent to the Effective Date or the GTL Effective Date, as the case may be, in connection with the Partnership's business;

            (ii) shall not be reproduced or copied in whole or in part, except as necessary for use as authorized herein; and

            (iii) shall be disseminated only to those of its and its Affiliates' employees, agents and subcontractors who have a need to know it (and such employees, agents and subcontractors shall be advised of the obligations assumed herein). Recipient shall ensure by appropriate procedures that those employees, agents and subcontractors to whom Confidential Information is disseminated or disclosed treat such Confidential Information in confidence pursuant to this paragraph.

            (c) Notwithstanding the foregoing, information shall not be deemed Confidential Information and Recipient shall have no obligation with respect to any such information which:

                  (i) is or was in the possession of the Recipient at the time of disclosure by Owner, and was not previously acquired by the Recipient directly or indirectly from Owner under an obligation to keep such information confidential; or

                  (ii) is or becomes publicly known, through no negligence or other wrongful act of Recipient; or

                  (iii) is received by Recipient from a third party having, to the best knowledge of the Recipient, a lawful right to disclose, subject to, as to disclosed information, any restriction as to use, imposed by such third party; or

                  (iv) is independently developed by Recipient, as evidenced by its records.

            (d) Upon the termination of this Agreement, or upon a transfer by a Partner of its Partnership Interest, written Confidential Information will be returned to Owner or destroyed immediately upon the request of Owner, and no copies, extracts or other reproductions shall be retained by Recipient. All documents, memoranda, notes and other writings whatsoever prepared by Recipient which contain the Confidential Information shall be returned to Owner or destroyed at Owner's request. The redelivery or destruction of such materials shall not relieve Recipient of its obligation of confidentiality or other obligations hereunder.

            (e) If Recipient (or its Affiliate) is required by order of any competent authority (by oral questions, interrogatories, directions, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Recipient will promptly notify Owner of such order or requirement and shall cooperate with Owner in seeking appropriate protective arrangements requested by Owner. If, in the absence of a protective order or the receipt of a waiver hereunder, Recipient (or any of its Affiliates) is in the written opinion of Recipient's counsel compelled to disclose the Confidential Information or else stand liable for contempt or suffer other censure or significant penalty, Recipient (or its Affiliate) may disclose only so much of the Confidential Information to the authority compelling disclosure as is required by law. Recipient will exercise (and will cause its Affiliate to exercise) reasonable efforts to obtain appropriate protective arrangements or other reliable assurance that confidential treatment will be accorded to Confidential Information.

            (f) The terms and conditions of this Agreement and all exhibits, attachments and amendments hereto and thereto shall be considered Confidential Information protected under this Section 15.12.

            (g) Notwithstanding anything in this Section 15.12 to the contrary, in the event that any Confidential Information is also subject to a limitation on disclosure or use contained in another written agreement between Owner and Recipient which is more restrictive than the limitations contained in this Section 15.12, then the limitation in such agreement shall supersede this Section 15.12.

            (h) The Partners hereby agree that within six months of the date of this Agreement, they shall conform the provisions set forth in this Section
15.12 with those contained in the Mutual Non-Disclosure Agreement and any other agreement relating to confidentiality that may be in effect among the parties hereto.

            SECTION 15.13. Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby, unless the effect would be to materially and adversely affect the economic rights of any Partner.

            IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed and delivered by this respective duly authorized officer as of the day and year first above written.

                        LORAL/QUALCOMM SATELLITE SERVICES, L.P.
                           by LORAL/QUALCOMM PARTNERSHIP, L.P.
                                 its General Partner
                           by LORAL GENERAL PARTNER, INC.
                                 its General Partner

                        By:/s/Eric J. Zahler
                           --------------------------------------
                        Name:  Eric J. Zahler
                        Title: Vice President

                        GLOBALSTAR TELECOMMUNICATIONS LIMITED

                        By:/s/Eric J. Zahler
                           --------------------------------------
                        Name:  Eric J. Zahler
                        Title: Vice President

                        Limited Partners:

                        AIRTOUCH SATELLITE SERVICES, INC.
                        DACOM CORPORATION
                        DACOM INTERNATIONAL, INC.
                        HYUNDAI CORPORATION
                        HYUNDAI ELECTRONICS INDUSTRIES CO., INC.
                        LORAL/DASA GLOBALSTAR, L.P.
                        LORAL SPACE & COMMUNICATIONS LTD.
                        SAN GIORGIO S.p.A.
                        TELESAT LIMITED
                        TE.SA.M
                        VODAFONE SATELLITE SERVICES LIMITED

                        By:  LORAL/QUALCOMM SATELLITE SERVICES, L.P.
                              by LORAL/QUALCOMM PARTNERSHIP, L.P.
                                 its General Partner
                              by LORAL GENERAL PARTNER, INC.
                                 its General Partner

                        By:/s/Eric J. Zahler
                           --------------------------------------
                              Name: Eric J. Zahler
                                    as Attorney-in-Fact

Addresses for Notices
   of Limited Partners:

AIRTOUCH SATELLITE SERVICES, INC.
One California Street
San Francisco, CA 94105

DACOM CORPORATION
DACOM Building
65-228
3 Ka. Hangang-Ro
Yongson-ku
Seoul, Korea

DACOM INTERNATIONAL, INC.
DACOM Building
Kukje Elec. Center
Seochu Ku,
Seoul 137 070
Korea

HYUNDAI CORPORATION
Hyundai-Jeonja
Building #1003
66 Chuckseon-Dong,
Chongro-Ku
Seoul, Korea 110-052

HYUNDAI ELECTRONICS
  INDUSTRIES CO., LTD.
Hyundai-Jeonja
Building #1003
66 Chuckseon-Dong,
Chongro-Ku
Seoul, Korea 110-052

LORAL/DASA GLOBALSTAR, L.P.
3825 Fabian Way
Palo Alto, CA 94303

LORAL SPACE & COMMUNICATIONS LTD.
600 Third Avenue
38th Floor
New York, N.Y. 10016

SAN GIORGIO S.p.A.
Viale Maresciallo Pilsudski 92
00197 Roma, Italy

TELESAT LIMITED
c/o ChinaSat
42 Xue Yuan Road
Beijing, China 10083

T.E.SA.M.
66, Avenue du Maine
75014 Paris, France

VODAFONE SATELLITE SERVICES LIMITED
The Courtyard
2-4 London Road
Newbury, Berkshire RG13 1JL
United Kingdom

                                                                      SCHEDULE A

                              SCHEDULE OF PARTNERS


                          Initial Capital          Interests Currently
Partner                   Contribution*            Held
-------                   -------------            ----

LQSS                      $50,000,000              18,000,000 OPIs

                          $326,956,000**           15,338,533 OPIs
                          see Footnote No. 1A       4,904,060 OPIs
GTL                       see Footnote No. 1B       7,000,000 PPIs

AirTouch Satellite
Services                  $37,500,000               3,000,000 OPIs


DACOM International       see Footnote No. 2           90,000 OPIs

Hyundai Corporation       see Footnote No. 2          183,000 OPIs

Hyundai Electronics       see Footnote No. 2        1,281,000 OPIs

Loral/DASA Globalstar,
L.P.                      $37,500,000               3,000,000 OPIs

Loral Space &
Communications Ltd.       $37,500,000               7,176,000 OPIs

San Giorgio S.A.          $18,750,000                 610,000 OPIs

TE.SA.M                   $37,500,000               1,830,000 OPIS

TeleSat                   $18,750,000                 937,500 OPIs

Vodafone Satellite
Services Limited          $37,500,000               1,830,000 OPIs

-------------------

* Represents initial capital contributions funded by the partners to acquire partnership interests at the outset.

** Includes the net proceeds from GTL's initial public offerings and issuance by GTL of common stock upon the exercise of outstanding warrants and employee stock options as of December 31, 1998.

1A. 4,769,231 PPIs were issued in consideration of the net proceeds from the CPEO Offering; these were subsequently converted into 4,769,231 OPIs. In addition, an interest make-whole payment of 134,829 OPIs were issued in April, 1998 in connection with a provisional redemption of the PPIs.

1B.   Issued in consideration of the net proceeds from the Preferred Stock
      Offering.

2. The initial contribution of $37,500,000 was made by the Hyundai/DACOM consortium.

                                                                      SCHEDULE B


                           RELATED PARTY TRANSACTIONS


1. Contract for the Development of Certain Portions of the Ground Operations Control Center between Globalstar and Loral Western Development Laboratories, a division of Loral Aerospace Corp. as outlined in the request for Consent of Disinterested Partners, dated May 2, 1994.

2. Contract for the Development of Satellite Orbital Operations Centers between Globalstar and Loral Aerosys, a division of Loral Aerospace Corp.

3.    Office Lease between Globalstar and Loral Western Development
      Laboratories.

4. Subcontract Providing Work for Hyundai, dated April 29, 1994, between Globalstar, SS/L and Hyundai.

5. Support Agreement (completed), dated August 26, 1994, between Globalstar and AirTouch.

                                                                      SCHEDULE C

                                    ARTICLE I
                                    Covenants

            SECTION 1.1. Distributions on PPIs. Cumulative accrued distributions shall be payable on the PPIs as set forth in Section 5.5(a)(ii) and subject to
Section 5.5(e) of this Agreement on each Scheduled Distribution Payment Date commencing on May 15, 1999 (or, if such date is not a Business Day, on the next succeeding Business Day). Subject to Section 5.5 of this Agreement, distributions on the PPIs shall occur, as and if designated by the Committee in its sole discretion. Distributions on the PPIs will accrue on a daily basis (360 day year and twelve 30-day months) (without interest or compounding) whether or not the Partnership has earnings or profits, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are declared.
Distribution Arrearages shall not accrue interest.

            SECTION 1.2. Deferral of Distributions. The Partnership may defer paying Scheduled Distributions on any Scheduled Distribution Payment Date if the Committee so determines in its sole discretion, but so long as any Distribution Arrearage remains outstanding, except as set forth in Section 5.5(a)(iv) of the Partnership Agreement and Section 4.1 of this Schedule C, the Partnership will be prohibited from paying distributions on (i) its OPIs or (ii) preferred partnership interests that may be issued in the future other than pro rata based on the redemption amount of such preferred partnership interests, except for distributions (A) on OPIs consisting solely of OPIs, (B) on securities that rank pari passu or junior to the PPIs, in securities that rank pari passu or junior to the PPIs, respectively, or (C) on securities that rank senior to the PPIs.

            SECTION 1.3.  Payment of Redemption Price and Distributions.

            (a) The Partnership will duly and punctually pay or cause to be paid by no later than one Business Day prior to the date such payment is due the redemption price of the PPIs, and any applicable additional amounts in accordance with the terms of Sections 2.6, 2.7 and 2.8 of this Schedule C;

            (b) The Partnership may elect, at its option, to pay the Redemption Price (including any Distribution Make Whole

Payment) of, and Scheduled Distributions, on, the PPIs, (i) in cash, (ii) by delivery of OPIs (in the manner described in paragraph (c) of this Section 1.3) or (iii) through any combination of the foregoing as selected by the Committee in its sole discretion.

            (c) If the Partnership elects to deliver any OPIs in lieu of a cash payment on the applicable date of payment, the Partnership shall deliver, in the aggregate, the number of OPIs equal to (i) the amount of payment that is not being paid in cash, (ii) divided by: (A) in the case of any Scheduled Distributions, Provisional Redemption payment, Distribution Make-Whole Payment, Optional Redemption payment, or portion thereof, 95% of the Average Market Value of the GTL Common Stock; (B) in the case of any Mandatory Redemption payment, or portion thereof, (1) if on the date of such payment the Shelf Registration Statement covers the resale of such shares and is effective or no longer required to be effective, 100% of the Average Market Value of the GTL Common Stock and (2) otherwise, 90% of the Average Market Value of the GTL Common Stock; provided, however, if GTL shall have made a GTL Dividend Payment Notice or a GTL Response Redemption Notice which indicates that GTL shall have elected to make its corresponding payment from the proceeds from the sale of any issuance of GTL Common Stock, then the valuation of the OPIs to be issued by the Partnership pursuant to Section 1.3(c) of this Schedule C shall be based upon the actual price at which such GTL Common Stock is sold.

            (d) The Partnership shall deliver a Globalstar Distribution Payment Notice to GTL 15 Business Days prior to the applicable record date corresponding to the Scheduled Distribution Payment Date.

            SECTION 1.4. Certain Accompanying Payments. PPIs surrendered for conversion during the period from the close of business on any Regular Record Date next preceding any Scheduled Distribution Payment Date to the opening of business on such Scheduled Distribution Payment Date (except PPIs called for redemption on a Redemption Date from the close of business on any Regular Record Date to the close of business on the Business Day immediately following the corresponding Scheduled Distribution Payment Date) must be accompanied by payment in cash, OPIs or a combination thereof in an amount equal to the distribution thereon which GTL is entitled to receive; provided, that no payment shall be owed or payable to GTL if the Committee shall have elected to defer the distribution to be made on such Scheduled Distribution Payment Date. No other adjustment for distributions, including any Distribution Arrearages, is to be made upon conversion.

                                   ARTICLE II
                               Redemption of PPIs

            SECTION 2.1. Right of Redemption; Mechanics of Redemption. (a) The PPIs may be redeemed pursuant to (i) a Provisional Redemption (as described in Section 2.6 of this Schedule C, any such Provisional Redemption shall include the Distribution Make-Whole Payment, as well as accrued and unpaid Scheduled Distributions (including an amount equal to a prorated Scheduled Distribution for any period following the immediately preceding Scheduled Distribution Payment Date) and Preferred Stock Liquidated Damages, if any, to the date of such Provisional Redemption)) or (ii) an Optional Redemption (as described in
Section 2.7 of this Schedule C, any such Optional Redemption shall include accrued and unpaid Scheduled Distributions (including an amount equal to a prorated Scheduled Distribution for any period following the immediately preceding Scheduled Distribution Payment Date) and Preferred Stock Liquidated Damages, if any, to the date of such Optional Redemption), at the election of the Partnership, in whole or from time to time in part; the PPIs shall be redeemed at the Mandatory Redemption Date, at the Redemption Price specified in
Section 2.8, together with accrued and unpaid Scheduled Distributions and Preferred Stock Liquidated Damages, if any, to the Mandatory Redemption Date.
            (b) The Partnership shall deliver a Globalstar Redemption Notice to GTL not fewer than 40 days nor more than 60 days before any such Redemption Date.

            SECTION 2.2. Selection by the Managing General Partner of PPIs to be Redeemed. If any PPI selected for partial redemption is converted in part before termination of the conversion right with respect to the portion of the PPI so selected, the converted portion of such PPI shall be deemed (so far as may be) to be the portion selected for redemption. PPIs which have been converted during a selection of PPIs to be redeemed shall be treated by the Managing General Partner as Outstanding for the purpose of such selection, but not for the purpose of paying the Redemption Price thereof.

            For all purposes of this Schedule C, unless the context otherwise requires, all provisions relating to the redemption of PPIs shall relate, in the case of any PPIs redeemed or to be redeemed only in part, to the portion of the redemption amount of such PPI which has been or is to be redeemed.

            SECTION 2.3. Notice of Redemption. Whenever a Globalstar Redemption Notice is required to be delivered to GTL, such Notice shall state:

            (1) the Redemption Date;

            (2) the Redemption Price and the form of consideration the Partnership will use to satisfy the Redemption Price;

            (3) if less than all the Outstanding PPIs are to be redeemed, the identification (and, in the case of partial redemption, the redemption amounts) of the particular PPIs to be redeemed;

            (4) that on the Redemption Date the Redemption Price, together with
      (i) in the case of a Provisional Redemption, the Distribution Make-Whole Payment and accrued and unpaid Scheduled Distributions (including an amount equal to a prorated Scheduled Distribution for any period following the immediately preceding Scheduled Distribution Payment Date) and Preferred Stock Liquidated Damages, if any, to the Provisional Redemption Date (ii) in the case of an Optional Redemption, accrued and unpaid Scheduled Distributions (including an amount equal to a prorated Scheduled Distribution for any period following the immediately preceding Scheduled Distribution Payment Date) and Preferred Stock Liquidated Damages, if any, to the Optional Redemption Date, and (iii) in the case of a Mandatory Redemption, accrued and unpaid Scheduled Distributions and Preferred Stock Liquidated Damages, if any, to the Mandatory Redemption Date, will become due and payable upon each such PPI to be redeemed and that distributions thereon will cease to accrue on and after said date;

            (5) the Conversion Ratio, the date on which the right to convert the PPIs to be redeemed will terminate and the place or places where such PPIs may be surrendered for conversion; and

            (6) the place or places where such PPIs are to be surrendered for payment of the Redemption Price.

            SECTION 2.4. Deposit of Redemption Price. Prior to any Redemption Date, the Partnership shall deposit with the

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Partnership's paying agent (or, with the Partnership if the Partnership is acting as its own paying agent with respect to the PPIs) an amount of consideration sufficient to pay, in the case of a cash payment, or deliver, in the case of delivery of OPIs, the Redemption Price, together with (i) in the case of a Provisional Redemption, the Distribution Make-Whole Payment and accrued and unpaid Scheduled Distributions (including an amount equal to a prorated Scheduled Distribution for any period following the immediately preceding Scheduled Distribution Payment Date) and Preferred Stock Liquidated Damages, if any, to the Provisional Redemption Date (ii) in the case of an Optional Redemption, accrued and unpaid Scheduled Distributions (including an amount equal to a prorated Scheduled Distribution for any period following the immediately preceding Scheduled Distribution Payment Date) and Preferred Stock Liquidated Damages, if any, to the Optional Redemption Date, and (iii) in the case of a Mandatory Redemption, accrued and unpaid Scheduled Distributions and Preferred Stock Liquidated Damages, if any, to the Mandatory Redemption Date, on all the PPIs which are to be redeemed on that date (other than any PPIs called for redemption on that date which have been converted prior to the date of such deposit, except with respect to any applicable Distribution Make-Whole Payment and Preferred Stock Liquidated Damages, which shall be payable regardless of such conversion).

            If any PPI called for redemption is converted, any cash or OPIs deposited with the Partnership's paying agent or with the Partnership shall (subject to any right of GTL to receive accrued and unpaid distributions as provided in Section 1.3 of this Schedule C) be paid or delivered to the Partnership upon its request. Any Distribution Make-Whole Payment will be paid to GTL on the date of conversion or the Provisional Redemption Date, as the case may be.

            SECTION 2.5. PPIs Payable on Redemption Date. Notice of redemption having been given as aforesaid, the PPIs so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified plus such other amounts as may be due and payable pursuant to the terms hereof, and from and after such date (unless the Partnership shall default in the payment of the Redemption Price and accrued Scheduled Distributions (including an amount equal to a prorated Scheduled Distribution for any period following the immediately preceding Scheduled Distribution Payment Date) and Preferred Stock Liquidation Damages, if any, to the Redemption Date or, if applicable, any Distribution Make-Whole Payment) no further distributions shall be payable or accrue with respect to such

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

PPIs and such PPIs shall cease to be convertible into OPIs. Upon surrender of any such PPI for redemption in accordance with said notice, such PPI shall be paid, subject to Section 1.3, by the Partnership at the Redemption Price, together with accrued Scheduled Distributions to the Redemption Date.

            If any PPI called for redemption shall not be so paid upon surrender thereof for redemption, the Redemption Price (but not any accrued and unpaid Scheduled Distributions) shall, until paid, bear interest from the Redemption Date at 8% per annum.

            SECTION 2.6. Provisional Redemption. The Partnership may redeem, in whole or in part (a "Provisional Redemption"), at any time on or prior to February 15, 2002, at the Redemption Price of 104.6% of the aggregate Stated Value of the PPIs to be redeemed (the "Provisional Redemption Date"), in the event that the Current Market Value of the GTL Common Stock equals or exceeds the following Trigger Percentages of the prevailing GTL Conversion Price then in effect for at least 20 Trading Days in any consecutive 30 Trading Day period ending on the Trading Day prior to the date of mailing of the Globalstar Redemption Notice if called for Provisional Redemption in the 12-month period ending February 15 of the following years:

      Year                                 Trigger Percentage
      ----                                 ------------------

      2000                                 170%

      2001                                 160%

      2002                                 150%

            Upon any Provisional Redemption, the Partnership shall make the Distribution Make-Whole Payment with respect to the PPIs called for redemption. The Partnership shall make the Distribution Make-Whole Payment on all PPIs called for Redemption, regardless of whether such PPIs are converted prior to the Provisional Redemption Date.

            SECTION 2.7. Subsequent Optional Redemption. The PPIs may be redeemed, in whole or from time to time in part, at the option of the Partnership (the "Optional Redemption") on or after February 20, 2002 at a redemption price equal to the percentage of the Stated Value set forth below, in each case, together with accrued and unpaid Scheduled Distributions (including an amount equal to a prorated Scheduled Distribution for any period following the immediately preceding Scheduled Distribution

Payment Date) and Preferred Stock Liquidated Damages, if any, to the date of redemption, upon not less than 30 nor more than 60 days' prior written notice, if redeemed during the 12-month period commencing on the dates set forth below:

      Year                                 Redemption Price
      ----                                 ----------------

      February 20, 2002                    104.6%

      February 19, 2003                    103.4%

      February 19, 2004                    102.3%

      February 19, 2005                    101.1%

      February 19, 2006 and
      thereafter                           100.0%

            SECTION 2.8. Mandatory Redemption. Each PPI (if not earlier redeemed or converted) will be mandatorily redeemed by the Partnership on the Mandatory Redemption Date at a Redemption Price of 100% of the Stated Value thereof, together with accrued and unpaid Scheduled Distributions and Preferred Stock Liquidated Damages, if any, to the Mandatory Redemption Date.

            SECTION 2.9. Other Redemption Procedures. No Provisional Redemption or Optional Redemption may be authorized or made unless, prior to giving the applicable redemption notice, all accumulated and unpaid distributions for periods ended prior to the date of such redemption notice shall have been paid in cash or OPIs. In the event of partial redemptions of PPIs, the PPIs to be redeemed will be determined pro rata or by lot, as determined by the Partnership, provided that the Partnership may redeem all PPIs held by holders of fewer than 100 PPIs (or by holders that would hold fewer than 100 PPIs following such redemption) prior to its redemption of other PPIs.

                                   ARTICLE III
                               Conversion of PPIs

            SECTION 3.1. Conversion Privilege and Conversion Price. Subject to and upon compliance with the provisions of this Article, one PPI initially shall be convertible into the number of OPIs (the "Conversion Ratio") determined by dividing $50 by the product of the initial conversion price applicable to the Preferred Stock, which is $23.2563, and 4.05. One PPI shall initially be convertible into .53085 OPIs (i.e., $50 Stated

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

Value/($23.5623 initial conversion price times 4.05)). This Conversion Ratio shall be adjusted in certain circumstances as provided in Section 3.4. Upon any conversion of Preferred Stock by a holder thereof, GTL shall convert a proportionate amount of PPIs into OPIs. Such conversion right shall expire at the close of business on the Business Day next preceding the Mandatory Redemption Date. In case a PPI or portion thereof is called for redemption, such conversion right in respect of the PPI so called shall expire at the close of business on the Business Day next preceding the Redemption Date, unless the Partnership defaults in making the payment due upon redemption.

            SECTION 3.2. Exercise of Conversion Privilege. PPIs surrendered for conversion during the period from the close of business on any Regular Record Date next preceding any Scheduled Distribution Payment Date to the opening of business on such Scheduled Distribution Payment Date shall (except PPIs called for redemption on a Redemption Date from the close of business on any Regular Record Date to the close of business on the Business Day immediately following the corresponding Scheduled Distribution Payment Date) be accompanied by payment in cash, OPIs or a combination thereof in an amount equal to the distribution thereon which GTL is entitled to receive; provided, that no payment shall be owed or payable to GTL if the Committee shall have elected to defer the distribution to be made on such Scheduled Distribution Payment Date. No other adjustment for distributions, including any Distribution Arrearages, is to be made upon conversion.

            PPIs shall be deemed to have been converted immediately prior to the close of business on the day of surrender of such PPIs for conversion in accordance with the foregoing provisions, and at such time the rights of GTL with respect to such PPIs shall cease, and OPIs issuable upon conversion shall be treated for all purposes as having been issued at such time.

            SECTION 3.3. Fractions of Interests. In the event that GTL shall be required to pay a cash adjustment in lieu of any issuance of fractional interests in GTL Common Stock as provided in its Bye-Laws and GTL shall not have cash available to make such payment, then the Partnership shall make a cash distribution to GTL, in lieu of a payment of such amount in OPIs under this Agreement and to the extent that funds shall be legally available thereof, to allow GTL to make such cash adjustments.

            SECTION 3.4. Adjustment of Conversion Ratio. Upon a subdivision, combination or reclassification of OPIs, the Conversion Ratio shall be adjusted to take into account such subdivision, combination or reclassification.

            SECTION 3.5. Provisions in Case of Consolidation, Merger or Conveyance or Transfer of Properties and Assets. In case of any consolidation of the Partnership with, or merger of the Partnership into, any other partnership or other business entity, or in case of any merger of another partnership or other business entity into the Partnership (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding Partnership Interests or a transaction governed by Section 6.13 of this Agreement), or in case of any conveyance or transfer of the properties and assets of the Partnership substantially as an entirety, the partnership, corporation, or other business entity formed by such consolidation or resulting from such merger or which acquires by conveyance or transfer such properties and assets, as the case may be, shall execute and deliver to GTL an agreement providing that GTL shall have the right thereafter, during the period PPIs shall be convertible as specified in this Article III, to convert such PPIs only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer by a Partner holding OPIs immediately prior to such consolidation, merger, conveyance or transfer, assuming such Partner failed to exercise its rights of election, if any, as to the kind or amount of partnership interests, securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer (provided that, if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, conveyance or transfer is not the same for each unit of Ordinary Partnership Interests in respect of which such rights of election shall not have been exercised ("nonelecting share"), then for the purpose of this Section the kind and amount of partnership interests, cash and other property receivable upon such consolidation, merger, conveyance or transfer by each nonelecting OPI shall be deemed to be the kind and amount so receivable per share by a plurality of the nonelecting OPIs). Such agreement shall provide for adjustments which, for events subsequent to the effective date of such agreement, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article. The above provisions of this Section shall similarly apply to successive consolidations, mergers, conveyances or transfers. The Partnership will not become a party to any consolidation or merger unless the terms of such consolidation or merger are consistent with this Section.

            SECTION 3.6. Taxes on Conversions. The Partnership will pay any and all taxes that may be payable in respect of the issue or delivery of OPIs on conversion of PPIs pursuant hereto.

                                   ARTICLE IV
                              Subordination of PPIs

            SECTION 4.1. PPIs Subordinate to All Liabilities. The PPIs shall be subordinated and subject, to the extent and in the manner herein set forth, in right of payment to the prior payment in full of all existing and future liabilities of the Partnership, including without limitation: (i) certain distributions made to partners in respect of taxes levied upon the operations of Globalstar; (ii) distributions of the Management Fee; and (iii) guarantee fees to be made to partners and other persons in connection with their guarantee of the Partnership's obligations under the Globalstar Credit Agreement.

            SECTION 4.2. No Payments When Liabilities in Default; Payment Over of Proceeds upon Dissolution, etc. In the event the Partnership shall default in the payment of any liabilities of the Partnership when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash or property, by setoff or otherwise) need be made or agreed to be made on account of the PPIs (excepting cash payment for fractional interests as set forth in Section 3.3 above).

            Upon the happening of an event of default with respect to any liability, as defined therein or in the instrument under which the same is outstanding, permitting the holders thereof to accelerate the maturity thereof (under circumstances when the terms of the preceding paragraph are not applicable), unless and until such event of default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash or property, by setoff or otherwise) need be made or may agreed to be made on account of the PPIs (excepting cash payment for fractional interests as set forth in Section 3.3 above).

            In the event of:

            (a) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Partnership or its property;

            (b) any proceeding for the liquidation, dissolution or other winding up of the Partnership or its property;

            (c) any assignment by the Partnership for the benefit of creditors; or

            (d) any other marshaling of the assets of the Partnership;

all liabilities (including any interest thereon accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution (direct or indirect), whether in cash or property, by setoff or otherwise, need be made on account of any PPIs.

            SECTION 4.3. Voting Rights. Excepting as required by law, the PPIs will not have any voting rights. Upon a Voting Rights Deferral Triggering Event,
(i) the number of members of the Committee will be increased by one and (ii) the holders of the Preferred Stock, voting separately as a class with the holders of any other securities upon which similar voting rights have been conferred and are exercisable, will be entitled to elect one representative to the Committee (the "Preferred Stock Representative"). The Preferred Stock Representative will promptly resign upon receipt of notice from GTL that all Distribution Arrearages with respect to the PPIs have been paid.